As filed with the Securities and Exchange Commission on May 6, 2005
                                     An Exhibit List can be found on page II-11.
                                                    Registration No. 333-_______



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549
                          -----------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                              PEABODYS COFFEE, INC.
                 (Name of small business issuer in its charter)

     Nevada                            5812                  87-0468654
(State or other          (Primary Standard Industrial      (I.R.S. Employer
Jurisdiction of                                      Classification Code Number)
Identification No.)
Incorporation or
Organization)

                            660 Commerce Drive, Ste B
                           Roseville, California 95678
        (Address and telephone number of principal executive offices and principal place of business)


                           Todd N. Tkachuk, President
                              PEABODYS COFFEE, INC.
                            660 Commerce Drive, Ste B
                           Roseville, California 95678
                                 (916) 788-2630
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                              Stephen Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
   Title of each class of          Amount to be         Proposed          Proposed           Amount of
 securities to be registered      registered (1)        maximum           maximum         registration fee
                                                        offering         aggregate
                                                       price per       offering price
                                                         share
-------------------------------------------------------------------------------------------------------------
      Common stock, $.001 par        70,000,000(2)      $.01(3)            $700,000.00               $82.39
          value issuable upon
     conversion of debentures
-------------------------------------------------------------------------------------------------------------
      Common Stock, $.001 par         1,000,000(4)      $1.00(5)            $1,000,000              $117.70
 value issuable upon exercise
          of warrants
-------------------------------------------------------------------------------------------------------------
                        Total           71,000,000                       $1,700,000.00             $200.09*
-------------------------------------------------------------------------------------------------------------

*Previously paid.

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on May 5, 2005, which was $.01 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $1.00 per share to account for antidilution and price protection adjustments.

(5) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $1.00.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

         PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 6, 2005

                              PEABODYS COFFEE, INC.
                              71,000,000 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholder of up to 71,000,000 shares of our common stock, including up to 70,000,000 shares of common stock underlying convertible debentures and up to 1,000,000 issuable upon the exercise of common stock purchase warrants. The selling stockholder is required to convert the convertible debenture and exercise the common stock purchase warrant on a concurrent basis. The combined conversion of the convertible debenture and the exercise of the common stock purchase warrant concurrently will result in the issuance of shares of common stock at a 35% discount to the market. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount price multiplied by ten times the dollar amount, divided by the discount price. The discount price for the convertible debentures is the lesser of (i) $0.25 or
(ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion. The warrants are exercisable at $1.00 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

      Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "PBDY". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May 5, 2005, was $.01.

      Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2005.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Peabodys Coffee, Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                              PEABODYS COFFEE, INC.

      We are a retailer and marketer of certified organic branded specialty coffee beverages and packaged whole bean coffees. We own and operate retail espresso coffee bar kiosks in a variety of corporate and institutional locations throughout California. We have also established wholesale operations and entered the mass retail markets through the sale of packaged whole bean coffees in supermarkets, specialty food stores and other mass retail venues under our Black Rhino Coffee(TM) brand. To date, the introduction of our Black Rhino Coffee(TM) brand has had limited success in mass retail markets. For the nine and three months ended December 31, 2004, we generated revenues in the amount of $748,266 and $192,254 and net losses of $410,342 and $168,882, respectively. In addition, for the year ended March 31, 2004, we generated revenue in the amount of $1,775,518 and a net loss of $1,270,772. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity our auditors, in their report dated July 6, 2004, have expressed substantial doubt about our ability to continue as going concern.

      Our principal offices are located at 660 Commerce Drive, Ste B, Roseville, California 95678, and our telephone number is (916) 788-2630. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders....     Up to 71,000,000 shares,
                                                     including up to 70,000,000
                                                     shares of common stock
                                                     underlying convertible
                                                     debentures in the amount of
                                                     $225,000 and up to
                                                     1,000,000 issuable upon the
                                                     exercise of common stock
                                                     purchase warrants at an
                                                     exercise price of $1.00 per
                                                     share, based on current
                                                     market prices and assuming
                                                     full conversion of the
                                                     convertible debentures and
                                                     the full exercise of the
                                                     warrants (includes a good
                                                     faith estimate of the
                                                     shares underlying
                                                     convertible debentures and
                                                     shares underlying warrants
                                                     to account for market
                                                     fluctuations, and
                                                     antidilution and price
                                                     protection adjustments,
                                                     respectively). This number
                                                     represents 63% of our then
                                                     current outstanding stock.

Common stock to be outstanding after the
   offering.....................................     Up to 112,670,421 shares

Use of proceeds.................................     We will not receive any
                                                     proceeds from the sale of
                                                     the common stock. However,
                                                     we will receive up to
                                                     $1,000,000 upon exercise of
                                                     the warrants by the selling
                                                     stockholder. We expect to
                                                     use the proceeds received
                                                     from the exercise of the
                                                     warrants, if any, for
                                                     general working capital
                                                     purposes. We received an
                                                     aggregate of $250,000 in
                                                     connection with the
                                                     issuance of the convertible
                                                     debenture to the selling
                                                     stockholder. We used the
                                                     $250,000 for the general
                                                     working capital purposes,
                                                     the repayment of existing
                                                     secured convertible
                                                     debentures and the payment
                                                     of professional fees.

Over-The-Counter Bulletin Board Symbol..........     PBDY


         The above information regarding common stock to be outstanding after the offering is based on 41,670,421 shares of common stock outstanding as of May 5, 2005 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholder.

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on December 5, 2003 for the sale of (i) $250,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

         The investors provided us with an aggregate of $250,000 as follows:

      o $100,000 was disbursed to various of our secured debtholders on December 8, 2003;
      o     $100,000 was disbursed to us on December 8, 2003; and
      o $50,000 was disbursed on to various professionals on our behalf in January 2003.

         The debentures bear interest at 7 3/4%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount price multiplied by ten times the dollar amount, divided by the discount price. The discount price for the convertible debentures is the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 2,500,000 shares of common stock at an exercise price of $1.00 per share. In addition to the initial payment of $100,000 on December 8, 2003, the investor made payments to former debtholders in the aggregate amount of approximately $555,000. Such payments were applied toward the future exercise of the warrants held by the investor.

         La Jolla has contractually committed to convert not less than 5% and not more than 15% of the debentures on a monthly basis. In addition, La Jolla is obligated to exercise the warrant concurrently with the submission of a conversion notice. Upon conversion of the convertible debenture, the selling stockholder must concurrently exercise the warrant into shares of our common stock equal to ten times the dollar amount of the debenture being converted. Currently, the warrant is exercisable into 2,250,000 shares of common stock at an exercise price of $1.00 per share.

         The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 35% discount to the market. For example, if the selling stockholder converts $10,000 of the debenture on May 5, 2005, we are required to issue 16,823,077 shares assuming a market price of $.01 and a conversion price of $.007. However, the selling stockholder is also required to convert the warrant into 100,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $110,000 that has been previously funded through the debenture or that will be funded upon exercise of the warrant and we are required to issue 16,823,077 shares of common stock.

         On April 27, 2005, we entered into an addendum to the convertible debenture and warrant whereby we agreed to the following:

      o the discount price was amended to be the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion;

      o the $30,000 advanced by La Jolla on February 8, 2005 was classified as a prepayment of future exercises of warrants;

      o La Jolla has agreed to advance our independent auditor the sum of $25,000 upon the effective date of this registration statement, which such funds represent a prepayment of future exercises of the warrants; and

      o we agreed to allow La Jolla for a period of 60 days to fund an additional $250,000 in debentures and related warrants in the event that our current debenture decreases below $50,000

         The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible debentures.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Requiring Us To Seek Additional Sources of Capital Which May Not Be Available, Requiring Us To Curtail Or Cease Operations.

         We incurred net losses of $1,270,772 for the year ended March 31, 2004 and $1,713,691 for the year ended March 31, 2003. For the nine months ended December 31, 2004, we incurred a net loss of $410,342. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to establish significant sales of Black Rhino Coffee(TM). Our possible success is dependent upon the successful development and marketing of our services and products, as to which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we will require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. We anticipate that we will require up to approximately $500,000 to fund our continued operations for the next twelve months, depending on revenue from operations. We expect that this financing will come from the financing we currently have with La Jolla Cove. In the event that we are unable to utilize the financing with La Jolla Cove, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.

If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

         Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy, including rapid growth in establishing the Black Rhino Coffee brand. However, there can be no assurance that financing will be available when needed on terms that are acceptable to us. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

         In their report dated July 6, 2004, our independent auditors stated that our financial statements for the year ended March 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of a loss for the year ended March 31, 2004 in the amount of $1,270,772 and stockholders deficit of $1,269,026 as of March 31, 2004. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

A Small Number of Customers Account for a Significant Portion of Our Revenue and if We Are Unable to Maintain Our Current Customer Base or Attract a New Customer Base We Will be Required to Curtail or Cease Operations.

        Our largest client represents 41.8% of our gross revenue for the quarter ended December 31, 2004. Our two largest clients represented 71.3% of the gross revenue for the quarter ended December 31, 2004. We would likely experience a material decline in revenues if we were to lose any of our major clients.

High Quality Certified Organic Coffee is Limited in Availability and Traded on a Negotiated Basis. If We Are Unable to Obtain an Adequate Supply of Certified Organic Coffee, then Our Profits May be Negatively Impacted.

        The supply and price of coffee are subject to significant volatility. Although most coffee trades in the commodity market, coffee of the quality sought by our company tends to trade on a negotiated basis at a substantial premium above commodity coffee prices, depending upon the supply and demand at the time of purchase. We acknowledge that high quality certified organic coffee is limited in availability. We depend upon our relationship with our roaster, with coffee brokers and importers and with exporters for our supply of certified organic green coffee. We believe, based on relationships established with our suppliers in the past, that the risk of non-delivery is low. However, an increase in the prices of specialty coffees could have an adverse effect on our profitability.

There Can be no Assurance That We Will be Able to Manage Any Substantial Expansion of Our Business, and a Failure to do so Could Have a Materially Adverse Effect on Our Operating Results.

         Our success will require significant expansion of our business. Any such expansion could place a significant strain on our resources and would require us to hire additional personnel to implement additional operating and financial controls and improve coordination between marketing, administration and finance functions. We would be required to install additional reporting and management information systems for sales monitoring, inventory control and financial reporting. There can be no assurance that we would be able to manage any substantial expansion of our business, and a failure to do so could have a materially adverse effect on our operating results.

If We Are Unable to Retain the Services of Mr. Tkachuk or If We Are Unable to Successfully Recruit Qualified Managerial and Sales Personnel Having Experience in Business, We May Not Be Able to Continue Our Operations.

         Our success depends to a significant extent upon the continued service of Mr. Todd Tkachuk, our President, Chief Financial Officer and Secretary. Loss of the services of Mr. Tkachuk could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Tkachuk. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

We Commenced Sales to Supermarkets, Specialty Food Stores and Other Mass Retail Venues of Our Black Rhino Coffee(TM) brand and We Have Had Only Limited Success with Our Mass Retail Marketing Efforts If We Are Not Successful in Establishing Our Company Within the Mass Retail Market Our Revenue May Be Severely Impacted.

         Our company's strategic goal has been to establish our packaged consumer Black Rhino Coffee(TM) brand in domestic mass retail markets. To date, we have had limited success in introducing the Black Rhino Coffee(TM) brand to mass retail markets due to the lack of capital and our inability to promote the product through promotional and merchandising efforts. Additional growth in the mass retail markets will require raising significant capital for the payment of upfront fees in order to secure shelf space. Currently, we do not have access to the required capital to fully pursue the mass retail market segment. If we are not successful in entering the mass retail market our revenue may be severely impacted.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Debentures, and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

         As of May 5, 2005, we had 41,670,421 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 378,519,231 shares of common stock at current market prices, and outstanding warrants to purchase 2,250,000 shares of common stock. In addition, pursuant to the Plan and Agreement of Reorganization and merger we assumed the rights and obligations or convertible promissory noted that are convertible into 75,604 shares. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

         Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of May 5, 2005 of $0.01.

                                           Number              % of
% Below    Price Per    With Discount     of Shares        Outstanding
Market        Share       at 35%          Issuable            Stock
------        -----       ------          --------            -----

25%          $.0075       $.0049         505,442,308          92.38%
50%          $.0050       $.0033         759,288,462          94.80%
75%          $.0025       $.0016        1,520,826,923         97.33%


         As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price feature of our Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

         The convertible debentures are convertible into shares of our common stock at a 35% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.9% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

The Shares Of Common Stock Allocated For Conversion Of The Convertible Debentures and Registered Pursuant To This Prospectus Are Not Adequate And We Will Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

         We are registering the number of shares available based on our authorized shares of common stock. Accordingly, subject to obtaining an increase in our authorized shares of common stock, we will allocate and register approximately 70,000,000 shares to cover the conversion of the convertible debentures. However, based on our current market price we are required to register approximately 379,000,000 shares issuable upon conversion of the convertible debenture. Upon obtaining an increase to our authorized shares of common stock, if at all, we will incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

         In December 2003, we entered into a Securities Purchase Agreement for the sale of an aggregate of $250,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 7 3/4% interest, two years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures at a price equal to 125% of the amount due under the debentures. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If we fail to obtain stockholder approval to increase our authorized shares of common stock, we may be required to repay our convertible debenture as well as pay various penalties.

         We presently do not have an adequate amount of authorized and unissued shares of common stock to issue in connection with the financing entered into with La Jolla Cover Investors, Inc. In the event we are unable to obtain an increase in our authorized common stock, we will be required to repay the debenture and we will be subject to prepayment penalties.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

         Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Directors and Executive Officers Beneficially Own Approximately 8.4% of Our Stock; Their Interests Could Conflict with Yours; Significant Sales of Stock Held by Them Could Have a Negative Effect on Our Stock Price; Stockholders May be Unable to Exercise Control.

         As of May 5, 2005, our executive officers, directors and affiliated persons beneficially owned approximately 8.4% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

      o     elect or defeat the election of our directors;
      o amend or prevent amendment of our articles of incorporation or bylaws;
      o effect or prevent a merger, sale of assets or other corporate transaction; and
      o control the outcome of any other matter submitted to the stockholders for vote.

         As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and
      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and
      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and
      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants and we received an aggregate of $250,000 in connection with the issuance of the convertible debenture to the selling stockholder. We used the $250,000 for the general working capital purposes, the repayment of existing secured convertible debentures and the payment of professional fees. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTC Bulletin Board under the symbol "PBDY". Our common stock has been quoted on the OTCBB since November of 1997.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.



                         High($)     Low ($)
                         ------     --------

    2002
First Quarter             0.755       0.51
Second Quarter             0.88       0.42
Third Quarter              0.60       0.22
Fourth Quarter             0.38       0.25

    2003
First Quarter              0.38       0.08
Second Quarter             0.28       0.07
Third Quarter              0.19       0.07
Fourth Quarter             0.15       0.06

    2004
First Quarter              0.14       0.07
Second Quarter             0.10       0.05
Third Quarter              0.08       0.02
Fourth Quarter             0.03       0.01

   2005
First Quarter              0.01       0.01


HOLDERS

         As of May 5, 2005, we had approximately 704 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Interwest Transfer Company, Inc., 1981 4800 South, Suite 100, Salt Lake City, Utah 84117.

         We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;
      o contain projections of our future results of operations or of our financial condition; and
      o     state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Results of Operations - Three Months Ended December 31, 2004 to Three Months Ended December 31, 2003

Revenues

Net revenues for the quarter ended December 31, 2004 decreased $175,926 or 47.8% to $192,254 from $368,180 for the corresponding period in fiscal 2004. This decrease was primarily due to lost revenue of approximately $135,000 resulting from the sale or closure of one hospital kiosk location and two retail stores. Revenues for our packaged Black Rhino Coffee(TM) products for the quarter ended December 31, 2004 decreased $21,077 or 46.8% to $23,950 from $45,027 for the corresponding period in fiscal 2003. The decrease in Black Rhino Coffee(TM) revenues was partially due to a reduction in distribution center inventory levels from our retail clients and the elimination of one item by our largest client. Black Rhino Coffee(TM) sales accounted for approximately 12.5% of our total revenue for the quarter ended December 31, 2004. For the quarter ended December 31, 2004, kiosk and retail outlet revenue decreased $155,482 or 48.5% to $165,179 from $320,661 for the same period in fiscal 2003. Kiosk and retail outlet revenue was generated from three different clients, with the largest client representing 41.8% of total net revenue.

Costs of Goods Sold

Cost of goods sold for the quarter ended December 31, 2004 decreased to $95,896 from $189,429 for the same period in fiscal 2003. As a percentage of net revenues, cost of goods sold decreased to 49.9% for the quarter ended December 31, 2004 from 51.5% for the comparable period in fiscal 2003. The decrease was primarily due to a shift in the sales mix resulting from increased Black Rhino Coffee(TM) revenues as percentage of total net revenues.

Operating Expenses

Employee compensation and benefits for the quarter ended December 31, 2004 decreased to $126,010 from $196,347 for the same period in fiscal 2003. As a percentage of net revenues, employee compensation and benefits increased to 65.5% for the quarter ended December 31, 2004 from 53.3% for the comparable period in fiscal 2003. Employee compensation for administrative and corporate level employees for the quarter ended December 31, 2004 decreased to $29,921 from $33,055 for the same period in fiscal 2003.

General and administrative expenses for the quarter ended December 31, 2004 decreased to $48,682 from $56,480 for the same period in fiscal 2003. As a percentage of net revenues, general and administrative expenses increased to 25.3% for the quarter ended December 31, 2004 from 15.3% for the comparable period in fiscal 2003. The increase is due to an $11,511 increase for in-store promotions to support our packaged Black Rhino Coffee(TM).

Occupancy costs for the quarter ended December 31, 2004 decreased to $26,992 from $44,763 for the same period in fiscal 2003. As a percentage of net revenues, occupancy costs for the quarter ended December 31, 2004 increased to 14.0% from 12.2% for the comparable period in fiscal 2003.

Director and professional fees for the quarter ended December 31, 2004 decreased to $48,083 from $54,340 for the same period in fiscal 2003. As a percentage of net revenues, director and professional fees decreased to 14.2% for the quarter ended December 31, 2004 from 14.8% for the comparable period in fiscal 2003. The decrease was primarily due to a decrease in legal expense for the quarter.

Operating losses for the quarter ended December 31, 2004 increased to $158,778 from $35,739 for the same period in fiscal 2003. As a percentage of net revenues, operating losses increased to 71.8% for the quarter ended December 31, 2004 from 9.7% for the comparable period in fiscal 2003. The increased operating loss is primarily due to a $163,195 gain recognized on settlement of early redemption of a secured convertible debenture in the quarter ended December 31, 2003.

Net Loss

Net loss for the quarter ended December 31, 2004 decreased to $168,884 from $300,221 for the same period in fiscal 2003. As a percentage of net revenues, net losses decreased to 77.0% for the quarter ended December 31, 2004 from 81.5% for the comparable period in fiscal 2003.


Results of Operations - Year Ended March 31, 2004 to Year Ended March 31, 2003

Revenues

Net revenues for the year ended March 31, 2004 decreased 30.2% to $1,775,518 from $2,543,286 for the corresponding period in fiscal 2003. This decrease was primarily due to lost revenue of approximately $1,088,000 resulting from the sale or closure of ten university kiosk locations, three hospital kiosk locations and one retail store. Revenues for our packaged Black Rhino Coffee(TM) products for the year ended March 31, 2004 increased 189.6% to $309,465 from $106,862 for the corresponding period in fiscal 2003. Black Rhino Coffee(TM) sales accounted for approximately 17.4% of our total revenue for the year ended March 31, 2004. For the year ended March 31, 2004, kiosk and retail outlet revenue decreased 39.8% to $1,456,491 from $2,420,810 for the same period in fiscal 2003. Kiosk and retail outlet revenue was generated from eight different clients, with the largest client representing 18.2% of total net revenue.

Cost of Goods Sold

Cost of goods sold for the year ended March 31, 2004 decreased to $827,399 from $1,049,071 for the same period in fiscal 2003. As a percentage of net revenues, cost of goods sold increased to 46.6% for the year ended March 31, 2004 from 41.2% for the comparable period in fiscal 2003. The increase was primarily due to a shift in the sales mix resulting from increased Black Rhino Coffee(TM) revenues as percentage of total net revenues. For the year ended March 31, 2004, net revenues for Black Rhino Coffee(TM) represented 17.4% of total revenues as compared to 4.2% for the comparable period in fiscal 2003. Cost of goods sold for our Black Rhino Coffee(TM) product line was 56.4% for the year ended March 31, 2004.

Operating Expenses

Employee compensation and benefits for the year ended March 31, 2004 decreased to $882,710 from $1,387,544 for the same period in fiscal 2003. As a percentage of net revenues, employee compensation and benefits decreased to 49.7% for the year ended March 31, 2004 from 54.6% for the comparable period in fiscal 2003. The decrease as a percentage of net revenues was primarily due to the elimination of administrative and corporate level positions associated with the restructuring of our central costs. Employee compensation for administrative and corporate level employees for the year ended March 31, 2004 decreased to $81,570 from $193,276 for the same period in fiscal 2003. The $111,706 decrease in administrative and corporate level employee compensation represents 6.3% of net revenues for the year ended March 31, 2004.

General and administrative expenses for the year ended March 31, 2004 decreased to $319,275 from $367,353 for the same period in fiscal 2003. As a percentage of net revenues, general and administrative expenses increased to 18.0% for the year ended March 31, 2004 from 14.4% for the comparable period in fiscal 2003. The increase as a percentage of net revenues was primarily due to commissions, and promotional expenses related to the growth of our Black Rhino Coffee(TM) product line. For the year ended March 31, 2004 Black Rhino Coffee(TM) promotional expenses for in-store samplings, temporary price reductions and ad support increased to $31,761 from $0 for the same period in fiscal 2003. For the year ended March 31, 2004 commission expenses directly related to Black Rhino Coffee(TM) sales increased to $25,893 from $7,160 for the same period in fiscal 2003.

Occupancy costs for the year ended March 31, 2004 decreased to $208,243 from $298,819 for the same period in fiscal 2003. As a percentage of net revenues, occupancy costs for the year ended March 31, 2004 were 11.7%, which is comparable to the same period in fiscal 2003.

Director and professional fees for the year ended March 31, 2004 decreased to $303,940 from $392,016 for the same period in fiscal 2003. As a percentage of net revenues, director and professional fees increased to 17.1% for the year ended March 31, 2004 from 15.4% for the comparable period in fiscal 2003. The majority of these expenses result from the engagement of various consultants and legal fees to assist us in obtaining growth financing and in penetrating new markets with our packaged consumer brand of Black Rhino Coffee(TM).

Operating losses for the year ended March 31, 2004 decreased to $1,088,986 from $1,132,219 for the same period in fiscal 2003. As a percentage of net revenues, operating losses increased to 61.3% for the year ended March 31, 2004 from 44.5% for the comparable period in fiscal 2003. The increased operating loss is primarily due to redemption premiums of $181,124 associated with the December 4, 2003 Settlement Agreement with a convertible debenture holder.

Net Loss

Net loss for the year ended March 31, 2004 decreased to $1,270,772 from $1,713,691 for the same period in fiscal 2003. As a percentage of net revenues, net losses increased to 71.6% for the year ended March 31, 2004 from 67.4% for the comparable period in fiscal 2003. The increased net loss is primarily due to other operating expenses of $181,124. These other operating expenses consist of redemption premiums associated with the December 4, 2003 Settlement Agreement with a convertible debenture holder.

Liquidity and Capital Resources

For the quarter ended December 31, 2004, we had a net operating loss of $158,776, and an overall net loss of $168,882. At December 31, 2004, we had a working capital deficit of $1,653,335 and a shareholders' deficit of $1,503,071.

Because of our operating losses and financial situation, the Independent Auditor's Report of the accompanying financial statements expresses a "going concern" opinion. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. Our ability to continue as a going concern is dependent upon several factors. These factors include our ability to: generate sufficient cash flows to meet our obligations on a timely basis; obtain acceptance of payment terms for certain payables to key vendors; obtain additional financing or refinancing as may be required; aggressively control costs, and; achieve profitability and positive cash flows.

We plan to address these challenges by continuing our efforts to develop our organic Black Rhino Coffee(TM) brand into the U.S. mass retail sector. The brand has penetrated the shelves of approximately 600 supermarkets. The benefit of this channel of trade is that a small number of orders can significantly increase our revenues and earnings. In addition, we are currently evaluating other potential channels of trade for our packaged Black Rhino Coffee(TM) products. We also believe that our transition from reliance on full-service units to an asset-light company concentrating more on brand ownership and management will reduce the capital needs for future large tangible asset acquisitions.

Our operating activities increased cash by $8,228 for the nine months ended December 31, 2004. The reduction in net loss of $168,882 was the primary reason for the increase.

We had net cash provided from financing activities for the nine months ended December 31, 2004 totaling $183,191. During the quarter we received $44,000 for advances on future conversion of warrants and made payment against principal on notes and short term borrowings of $10,809.

                                    BUSINESS

Overview

We are a Nevada corporation engaged in the retailing and marketing of certified organic branded specialty coffee beverages and packaged whole bean and ground coffees. We plan to focus our efforts on continued development of our wholesale operations targeted at penetrating the mass retail markets through the sale of packaged whole bean and ground coffees in supermarkets, specialty food stores and other mass retail venues. To date, we have had limited success in introducing the Black Rhino Coffee(TM) brand to mass retail markets due to the lack of capital and our inability to promote the product through promotional and merchandising efforts. Additional growth in the mass retail markets will require raising significant capital for the payment of upfront fees in order to secure shelf space. Currently, we do not have access to the required capital to fully pursue the mass retail market segment. If we are not successful in entering the mass retail market our revenue may be severely impacted. As a result, we are evaluating potential channels of direct distribution and strategic alliances that will compliment the organic nature of our products. We have not entered any agreement in the area of direct sales and cannot guarantee that we will be able to commenced operations in this area.

We currently sell our coffee beverages, whole bean coffees and ground coffees through company-operated retail stores and espresso bars (kiosks), positioned primarily in institutional locations. As of December 31, 2004, we operated two coffee kiosks, two retail stores and one drive-thru located throughout California. Black Rhino Coffee(TM) sales accounted for approximately 17.4% of our total revenue for the year ended March 31, 2004. Black Rhino Coffee(TM) sales accounted for approximately 4.2% of our total revenue for the ended March 31, 2003. For the year ended March 31, 2004, company-operated kiosk and retail outlet (kiosks) revenue decreased 39.8% to $1,456,491 from $2,420,810 for the same period in fiscal 2003. Kiosk revenue was generated from eight different clients, with the largest client representing 18.2% of total net revenue.

As described in more detail below, despite growing wholesale revenues and profitability with respect to individual stores and kiosks, as a whole we have not been profitable. As shown in the accompanying financial statements for the fiscal year ended March 31, 2004, we had a net operating loss of $1,088,986, and an overall net loss of $1,270,772. In addition, for the six months ended September 30, 2004 we had a net loss of $241,457.

We have converted all our retail operations from the use of conventionally grown coffee to using only certified organic coffee. Our organic coffees are independently certified by Quality Assurance International, which is engaged in organic certification and has accreditation from the United States Department of Agriculture to certify organic claims under the United States Department of Agriculture's National Organic Program. We have developed the Black Rhino Coffee(TM) trade name for marketing certified organic coffee.

Our Background

Peabodys CA

Our current business began with the formation of Peabodys Coffee, Inc., a California corporation, in 1995. Co-founder, Todd Tkachuk (who is currently one of our officers and directors), conceived of a company that would contract with foodservice companies, which held contracts for institutional venues such as corporate facilities, universities or hospitals. Peabodys CA would enter into a subcontract with the client (which had a general contract to provide food services to the host facility) to install coffee kiosks at the host organization. In return, Peabodys CA paid the client a percentage of the gross revenues generated by each kiosk. Our focus and direction has changed over the past couple years with a different strategic goal aimed at establishing Black Rhino Coffee(TM) as a sustainable and dominant packaged brand of certified organic coffee in the domestic mass retail market. Our goal is to transition from our full service units (kiosks and retail stores) in limited-geography institutional markets to a widely distributed packaged consumer brand called Black Rhino Coffee(TM).

The Merger

On March 12, 1999, we entered into a Plan and Agreement of Reorganization with

Peabodys CA. Prior to March 12, 1999 we operated under the name, Mine-A-Max Corporation, a Nevada corporation. We were a development stage mining company until our merger with Peabodys CA. We were initially incorporated under the laws of the State of Nevada on July 26, 1989 with the name Kimberly Mines, Inc. for the purpose of mineral exploration and mine development. Several months later we merged with Blue Ute Mining & Exploration, Inc., a Utah corporation. On August 15, 1997, we changed our name to Mine-A-Max Corporation. The Plan and Agreement of Reorganization provided for a share exchange in which we offered shareholders of Peabodys CA one share of our common stock in exchange for one share of Peabodys CA common stock. The shares were offered by us in reliance on the exemption from registration provided by Rule 506 of Regulation D. The Plan and Agreement of Reorganization provided further that, after we had acquired a majority of the outstanding stock of Peabodys CA, we would effect a merger of Peabodys CA into our company. On March 15, 1999, we filed an Amendment to Articles of Incorporation with the State of Nevada changing our name from Mine-A-Max Corporation to Peabodys Coffee, Inc. On June 30, 1999, we effected a merger with Peabodys CA whereby Peabodys CA was merged into our company. All shares of Peabodys CA common stock were converted to shares of our common stock.

Industry Overview

Although we cannot provide guarantees, we believe that the specialty coffee industry will continue to grow as a result of several factors have contributed to the increase in demand for specialty coffee and will continue to do so, including:

      o Greater consumer awareness of specialty coffee as a result of its increasing availability;
      o Increased quality differentiation over commercial grade coffees by consumers;
      o Increased demand for all premium food products, including specialty coffee, where the differential in price from the commercial brands is small compared to the perceived improvement in product quality and taste;
      o Ease of preparation of specialty coffees resulting from the increased use of automatic drip coffee makers and home espresso machines; and
      o Increased pace and pressures of everyday life. Specialty coffee fits within the "affordable luxury" or "small self-indulgence" categories, and as such directly addresses a significant trend among consumers to make low-cost self-reward purchases to temper the stresses of everyday life.

Sustainable Coffees

The industry buzzword "Sustainable Coffee" emerged to represent a broad spectrum of ideas relating to the production and consumption of specialty coffees. In September 1997, the Specialty Coffee Association of America created a special task force to define the term. The result was the adoption of a Statement of Understanding, which defined the issue as having three legs:

      o     Environmental,
      o     Economic, and
      o     Social.

We believe that most coffee consumers are unaware of the many environmental, economic, and social ramifications surrounding the production of coffee. We also believe that the majority of the conventional coffee industry does not meet two basic tests of sustainability:

      o     protection of the environment and
      o     social fairness.

We believe a growing number of coffee producers, coffee companies and consumers are actively taking steps to encourage the coffee industry to move toward more environmentally friendly practices and toward practices which are more economically and socially beneficial for producers.

Three categories of coffees attempt to meet some or all of these criteria. The three categories are

      o     Organic,

      o     Shade Grown and
      o     Fair Trade,

The above are collectively termed "sustainable coffees". Each sustainable coffee has its own criteria, creating considerable confusion. Fair Trade coffee means that coffee farmers receive fair payments in the form of a "floor" price for their beans. Although this allows coffee farmers to make minimal profits during depressed market conditions, Fair Trade guidelines do not adequately address issues surrounding the environment, biodiversity, species preservation or whether or not the coffee trees come from genetically modified rootstocks. Shade Grown refers to the condition under which the coffee is grown. Shade Grown coffees ensure that multiple species have habitat and that there is preservation of the dwindling tropical rainforests. However, Shade Grown does not address the use of agrochemicals, or whether the coffee trees come from genetically modified rootstocks. Nor does Shade Grown coffee address important socioeconomic issues.

Certified Organic Coffee

Certified Organic coffee is produced with methods that preserve the soil and prohibit the use of agrochemicals. Organic coffee farming ensures that shade-friendly varieties of coffee are planted and that full-sun hybrids or genetically modified coffee trees cannot (by law) be used. In addition, we believe, similar to Fair Trade, Certified-Organic coffees offer a premium to farmers and during low markets Certified-Organic farmers are able to turn profits. We believe organic growers are also rewarded with farms that remain fertile for decades, with clean water, and with good health. We believe that Certified-Organic coffee is the only coffee that addresses the social, economic and environmental issues surrounding the sustainability of the coffee industry.

We also believe that consumers are willing to pay a modest premium for sustainable coffee but they prefer one-stop shopping for their food needs, and availability implies both convenience and visibility. Many North American supermarkets either do not stock sustainable coffees or present only one, often as a single origin or blend, and usually Organic. Further, although we believe considerable quantities of Organic coffee are sold through the grocery and supermarket channel, their ready availability is limited to the West Coast and select urban areas.

Organics

We believe that organic products are emerging as a major trend in the U.S. market. We believe the U.S. boom in organic products is fueled by increasing consumer demand resulting from:

      o     consumer concerns about the general safety of their food;
      o     the higher quality of certified organic products;
      o the social and environmental benefits that organic production represents; and
      o     the perceived health benefits of consuming organic products.

We believe that certified organic foods and beverages provide American consumers with peace of mind, an assurance of safety and the chance to cast a vote for a more environmentally friendly kind of agriculture. We believe that the lack of availability at conventional supermarkets and grocery stores is one reason many people don't buy more organic. With high growth forecast resulting from rising consumer awareness and demand, we believe that the organic movement is clearly moving from the commercial fringes into the mainstream.

Business Strategy

Our strategic goal has been to establish Black Rhino Coffee(TM) as a sustainable and dominant packaged brand of certified organic coffee in the domestic mass retail market. To date, we have had limited success in introducing the Black Rhino Coffee(TM) brand to mass retail markets due to the lack of capital and our inability to promote the product through promotional and merchandising efforts. Additional growth in the mass retail markets will require raising significant capital for the payment of upfront fees in order to secure shelf space. Currently, we do not have access to the required capital to fully pursue the mass retail market segment. If we are not successful in entering the mass retail market our revenue may be severely impacted. As a result, we are evaluating potential channels of direct distribution and strategic alliances that will compliment the organic nature of our products. We have not entered any agreement in the area of direct sales and cannot guarantee that we will be able to commenced operations in this area.

Black Rhino Coffee(TM)

We believe the specialty coffee market environment is one that depends heavily on brand presence for sustainable success. The Black Rhino Coffee(TM) brand differentiates itself from other specialty coffee brands by the following:

Certified Organic Only. We offer only certified organic coffee. We do not offer any coffees that are produced using conventional coffee practices. All Black Rhino Coffee(TM) is naturally grown - no chemical pesticides, herbicides, fungicides or chemical fertilizers have ever come in contact with Black Rhino Coffee(TM) beans.

High Quality Coffee. We source and procure the highest quality certified organic arabica beans available from the world's coffee-producing regions. Each variety of coffee is roasted by hand in small batches to achieve its peak flavor. We believe that organically grown coffee beans mature more slowly as nature intended - resulting in superior flavor.

Competitive Price. We believe the biggest barrier to converting non-organic consumers to quality organic products is excessive price premiums typically associated with organic products. We offer Black Rhino Coffee(TM) at prices comparable to non-organic high quality specialty brands such as Starbucks. We believe that pricing high quality organic coffee comparable to leading non-organic brands distinguishes Black Rhino Coffee(TM) from other organic coffees.

We are in transition from an operations intensive company to a highly skilled corporation focusing on brand ownership and management. At the appropriate time, we intend to exit our full service operations entirely and redeploy the capital in support of our strategic goal. Full service operations are entirely different in modus operandi, capital needs, system requirements and essential management skills from those of packaged consumer brand ownership and management. We will exit the full service business at the right time for the right price given the circumstances of each site. In the meantime we will continue to give our full service operations appropriate support.

We recognize the need to develop in-house skills for brand management. We believe this can be accomplished with a "light" but "highly skilled" central staff. Although we intend to outsource production, packaging and fulfillment, it is essential to recruit or develop top-level skills for the management of the Black Rhino Coffee(TM) supply chain. We believe that much of the sales, marketing and distribution tasks associated with the Black Rhino brand can be outsourced or executed through strategic alliances, however, we will require high quality consumer brand management skills within the organization.

Full Service Operations

Our existing full service business has been developed on a business strategy based on the following concepts:

Business and Institutional Locations. We focused on locating our coffee kiosks in business and institutional facilities. We have experienced both lower competition and reduced advertising and marketing expenses by installing kiosks in such areas, since the kiosks have a nearby captive audience of employees and students at business and institutional sites.

Low Cost Operations. The cost of opening and operating each kiosk is less than the cost of opening and operating the fixed, retail stores operated by many other specialty coffee retailers.

We utilize a client-host/captive-consumer model. This model has two distinctive components. The client-host component means that we establish relationships with our "clients" (large institutions and food service providers) with the intention of multiple kiosk placements within the client's area of operation. In lieu of rent, we normally pay the client a percentage of the revenues generated by each kiosk, thereby giving the client incentive to assist us in a successful kiosk placement. The captive-consumer component refers to the placement of kiosks in heavy traffic areas where people (potential customers) have already congregated for other reasons. Examples of typical placements are hospitals, or school campuses.

Our typical site, which includes the kiosk, related components, and workspace for employees, occupies a footprint of approximately 150 square feet. Due to the client-host/captive-consumer model described above, we usually incur no fixed rental expense for this real estate. Likewise, there are usually no common area maintenance charges, and all utilities, such as electricity, heat, air conditioning, and water, are furnished by the host or client at no cost to us.

As of March 31, 2004, we operated two coffee kiosks, two retail stores and one drive-thru located throughout California. Our five operating units were located in the following venues: three were located at hospitals; one was a store-front retail locations, and one was a drive-through retail location.

Expansion Plans

As previously discussed, our strategic goal has been to establish our packaged consumer Black Rhino Coffee(TM) brand in domestic mass retail markets. We believe that the Black Rhino Coffee(TM) brands compelling set of brand characteristics that clearly differentiate itself from its competitors (see Business Strategy) supported by favorable market dynamics (see Industry Overview) will provide fast growth opportunities.

During the year ended March 31, 2004, we shipped orders of Black Rhino Coffee(TM) to the following major food distributors:

      o     WalMart;
      o     Bi-Lo Inc.;
      o     SuperValu Rich Foods; and
      o     Ingles.

To date, we have had limited success in introducing the Black Rhino Coffee(TM) brand to mass retail markets due to the lack of capital and our inability to promote the product through promotional and merchandising efforts. Additional growth in the mass retail markets will require raising significant capital for the payment of upfront fees in order to secure shelf space. Currently, we do not have access to the required capital to fully pursue the mass retail market segment. If we are not successful in entering the mass retail market our revenue may be severely impacted. As a result, we are evaluating potential channels of direct distribution and strategic alliances that will compliment the organic nature of our products. We have not entered any agreement in the area of direct sales and cannot guarantee that we will be able to commenced operations in this area.



Marketing Strategy

Retail Sale of Black Rhino Coffee(TM)

We are aware of the potential pitfalls associated with brand marketing budgets. We believe that today's consumers are nearly blind to the thousands of brand messages they are exposed to on a daily basis. The risk is to spend on creating consumer brand awareness and trial purchase. While we accept that a "No Spend" route is not an option, we do not anticipate any material "above the line" marketing campaigns during our initial strategic cycle aimed at establishing shelf presence in the domestic mass retail markets. We will support the brand, but only through targeted tactical programs mutually developed and implemented with our retail clients. Support costs for this grassroots approach will be identified and budgeted within the basic economic model on a project-by-project basis.

Kiosk Sales

Working within the framework of our business strategy, we plan to re-brand all of our full service retail operations to Black Rhino Coffee(TM). We fully implemented certified organic coffee into our full service operations in November 2001 and have seen positive results across the board. We anticipate that full service operations will benefit from the development of the Black Rhino Coffee(TM) brand. Full service retail units have recently gained access to packaged Black Rhino whole bean coffees as well as other quality marketing materials. Our plans to re-brand all of our full service retail operations to Black Rhino Coffee(TM) will be implemented as soon as practicable, however such plans are subject to cash constraints of our company.

Suppliers

We procure the roasting and packaging of our coffee from Terranova Roasting Co., Inc. in Sacramento, California. Terranova is a Quality Assurance International certified coffee roaster serving central California. We have no contract in effect with Terranova other than the purchase orders we place. We believe that Terranova may not be able to meet our needs in the near future and that it may be necessary to contract out to other certified organic coffee roasters. We have been in contact with other qualified suppliers and certified organic roasters who could fulfill our supply requirements in the foreseeable future. Any risk associated with having only one certified organic coffee roaster, therefore, appears to be minimal.

We purchase and participate in the selection of our green coffee beans and provide our proprietary specifications for degree of roast and blending recipes to Terranova, which then roasts and blends to our exact specifications. Finished product is packaged, sealed, and shipped through our various distribution channels as ordered.

We use only the highest quality certified organic "arabica" species of coffee. The supply and price of coffee are subject to significant volatility. Although most coffee trades in the commodity market, coffee of the quality sought by us tends to trade on a negotiated basis at a substantial premium above commodity coffee prices, depending upon the supply and demand at the time of purchase. We acknowledge that high quality certified organic coffee is limited in availability. We depend upon our relationship with our roaster, with coffee brokers and importers and with exporters for our supply of certified organic green coffee. We believe, based on relationships established with our suppliers in the past, that the risk of non-delivery is low.

In recent years, green coffee prices have been under considerable downward pressure due to oversupply, and this situation is likely to persist in the short term. We believe that low coffee price ranges generally experienced in recent years are not considered high enough to support proper farming and processing practices. With the growth of the specialty coffee segment, it is important that prices remain high enough to support world consumption of the high quality coffees. We generally try to pass on coffee price increases to our customers. There can be no assurance that we will be successful in passing on green coffee price increases without losses in sales volume or gross margin.

Competition

         The specialty coffee market is highly competitive. We have a minor position within both the overall coffee industry as well as the certified organically grown segment of the coffee industry. We attempt to compete within the industry by providing superior taste and quality, value, and on the organic aspect of our product, rather than on price of our products. We compete with both large providers of specialty coffees as well as certified organically grown coffees that have supermarket shelf presence in multiple regions. However, such providers of certified organically grown coffees generally only provide such organic coffee as a supplement to their core conventional coffees. We are aware of several small regional brands with limited shelf presence, offering certified organic coffee. A number of nationwide coffee manufacturers distribute coffee products in supermarkets and convenience stores and have the potential to enter the organic coffee market.

         We are aware of other companies which sell specialty coffee from kiosks and coffee carts, but these are all very small operations with only a few kiosk locations each. We are not aware of any other company, on either a regional or national level, which specializes in sales of specialty coffee from kiosks or coffee carts on the same scale as us, or which has a number of units approaching that of our company. We acknowledge that several large, well-capitalized multi-unit retailers are capable of entering the kiosk and coffee cart market. Currently, however, to our knowledge, none of these retailers are focusing on the kiosk or coffee cart market.

Intellectual Property

         We have the following trademark registrations or pending trademark applications:

      o a pending application with the U.S. Patent and Trademark Office for the word mark BLACK RHINO COFFEE (Ser. No. 78107053), which is the subject of a Notice of Allowance issued on June 15, 2004. We are in the process of filing a Statement of Use for this mark and expect a registration to issue in several months;

      o a pending application with the U.S. Patent and Trademark Office for BLACK RHINO COFFEE & Design (Serial No.76540932), which application was published for opposition on February 22, 2005. As no opposition or request for extension of time to oppose was timely filed, we expect a Notice of Allowance to be issued soon. When the Notice of Allowance is issued, we will file a Statement of Use, after which a registration for the mark should issue in several months..

      o we have a United States federal trademark registration for the word mark SPIRITU BLEND (Registration No. 2832710 dated April 13, 2004);

      o we have a United States federal trademark registration for the word mark ALMA BLEND (Registration No. 2830573 dated April 6, 2004);

      o we have a United States federal trademark registration for the word mark COFFEE WITH BODY AND SOUL (Registration No. 2836989 dated April 27, 2004);

      o a European Community ("CTM") trademark registration for BLACK RHINO COFFFEE (Regis. No. 2664357 dated august 18, 2003);

      o our application with the Canadian Intellectual Property Office for the word mark BLACK RHINO COFFEE (Application No. 1132865) was approved for registration, but the application has gone abandoned because we were unable to allege use of the mark in Canada within the statutory period. We intend to reapply in Canada for the BLACK RHINO COFFEE word mark in due course;

      o our application with the U.S. Patent and Trademark Office for BLACK RHINO COFFEE & Design (Serial No. 76406291) was expressly abandoned pursuant to our conversion to using the BLACK RHINO COFFEE & Design mark (Serial No.76540932) referred to above;

      o our United States federal trademark registration for RHINOCEROS Design logo (Regis No. 2097721 dated) was renewed in early 2004, but we are no longer using this mark and will be abandoning it altogether.

      o     We own the domain name www.blackrhinocoffee.com

         We are aware of another entity in North Carolina that has been using the name "Peabodys Coffee Co., Inc." in the coffee industry in the United States. This entity, Peabodys Coffee Company of Charlotte, North Carolina, received a U.S. federal trademark registration for PEABODYS COFFEE CO. & Design (Regis No. 2039810) on February 25, 1997, which registration was canceled on November 29, 2003. We believe we have the right to use the trade name and/or trade mark PEABODYS in those geographic areas of the United States in which we were first to use the PEABODYS trade name and/or trade mark, as well as in other areas of the U.S. to the extent Peabodys Coffee Company has abandoned its use of the PEABODYS COFFEE CO. & Design mark, has acquiesced to our use of PEABODYS as a trade name and/or trademark, or is barred by the legal doctrine of laches from stopping our continued use of the PEABODYS trade name and/or trademark. Notwithstanding the foregoing, if a competent tribunal were to determined that we are not able to continue using the name and/or mark PEABODYS in any part of the U.S., this could have a materially adverse effect on our company in that we would have to select a different name under which to do business, and have to re-establish any lost goodwill and name recognition. We do not expect this to happen, but as uncertainty remains concerning such issues as prior use, abandonment, acquiescence and laches, the risk of our not being able to continue using the PEABODYS trade name and/or trademark is very difficult to quantify at this time.

Employees

         We currently have 24 employees of which 7 are full-time and 17 part-time employees and 2 of which are administrative.

Seasonality

         Because we serve both hot and cold coffee drinks, the sales of our products at most kiosk locations do not appear to be significantly affected by the seasons. However, those kiosks located in educational facilities are affected by the seasons to the extent that sales are significantly less when school is not in session.

Description of Properties

         Our principal executive offices are located at 660 Commerce Drive, Ste B, Roseville, California 95678, and our telephone number is (916) 788-2630. The facility is utilized in the following manner:

      o     administrative offices; and
      o     professional offices;


         The facility consists of approximately 614 square feet of office and warehouse space, leased for $786_____ per month. The lease is currently on a month to month basis. In addition, we rent 1,000 square feet of satellite warehouse space on a month to month basis for $400 per month from our coffee roaster, Terranova Coffee. The satellite warehouse space is located at Sacramento, California. We believe that our existing facilities are adequate for our current use.

         Our kiosks used for our day-to-day operations on our sites vary from site to site, but generally occupy 150 square feet with related equipment and display space. Standard equipment on each kiosk includes an espresso machine, espresso grinders, a coffee brewer, blender, cash register and display racks for baked goods and other non-coffee items. Kiosks are usually equipped with wheels for unit mobility, although at most sites the kiosk remains in the same location permanently. Historically, the cost of a kiosk, including internal plumbing, equipment, inventory and signage, was approximately $35,000.

Legal Proceedings


         As of the date hereof, we are not a party to any legal proceedings, and none are known to be contemplated against our company.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Board of Directors proposes the election of the following nominees as members of the Board of Directors:



--------------------------------------------------------------------------------
Name                   Age                 Position
--------------------------------------------------------------------------------
Todd N. Tkachuk        44                  President,  Chief Financial  Officer,
                                           Secretary and Director
--------------------------------------------------------------------------------
Barry Gibbons          57                  Director
--------------------------------------------------------------------------------
Roman Kujath           71                  Director
--------------------------------------------------------------------------------
David Lyman            57                  Director
--------------------------------------------------------------------------------

All directors hold office until the next annual meeting of shareholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. Directors do not receive cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Biographical resumes of each officer and director are set forth below.

TODD N. TKACHUK has been an officer and director of our company since our inception. In connection with the Merger, Mr. Tkachuk became President, Chief Financial Officer, and Secretary, and a Director, of our company. In January of 2000, Mr. Tkachuk became Chairman of the Board and served in that capacity until the appointment of Mr. Phillips in April 2002. Prior to his involvement with our company, Mr. Tkachuk served as President of Tony's Coffee Company, a Vancouver, Canada-based specialty coffee company. From 1987 to 1991, Mr. Tkachuk served as President and CEO of Skytech Data Supply, a wholesale distributor of computer consumables and peripherals. Mr. Tkachuk holds a B.A. in Business Management from Western Washington University (1983).

BARRY J. GIBBONS became a Director and Chairman of the Board of Peabodys CA in October 1996, and became a Director and Chairman of the Board of our company in connection with the Merger. In January of 2000, Mr. Gibbons stepped down from being Chairman of the Board, but remains as one of our directors. From January 1989 to December 1993, Mr. Gibbons served as Chief Executive Officer and Chairman of Burger King Corporation. From 1984 to 1989, Mr. Gibbons was an employee of Grand Metropolitan, the U.K.-based international food, drink and retailing group. Mr. Gibbons graduated from Liverpool University in 1969 with a degree in Economics.

ROMAN KUJATH has been a director of Peabodys CA since June 1998, and of our company since the Merger. Mr. Kujath has been president of Roman M. Kujath Architects, Ltd. since 1975. Mr. Kujath has been responsible for over $1 billion worth of construction, including the $100 million Place De Ville in Ottawa for the Campeau Corporation. Mr. Kujath is a member of the Royal Architectural Institute of Canada, a past corporate member of the American Institute of Architects, a member of the Architectural Institute of British Columbia and the Alberta Association of Architects.

DAVID LYMAN is currently a partner of Capital Resource Partners (formerly Jones, Taylor & Co.), a merchant banking firm providing merger and acquisition financing, capital funding and advisory services to the transportation industry. Prior to that, Dr. Lyman worked with a number of companies including Frito Lay, Pizza Hut, North American Van Lines, Capitol Records, Family Vision Centers and American Hospitality Concepts as an executive or consultant. Additionally, Dr. Lyman was a principal with the Synectics Group, a consulting firm that provided strategic funding and operating solutions to emerging companies. Dr. Lyman has a Bachelor of Arts from Dakota Wesleyan University and a Masters and PhD in Counseling Psychology from the University of Nebraska at Lincoln.

MEETINGS

The Board of Directors has one regularly scheduled meeting each year. Additional meetings may be called as the need arises. During the 2004 fiscal year, the Board of Directors held two meetings. All of the members of the Board of Directors were present at each meeting.

EXECUTIVE COMPENSATION

         The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending March 31, 2004, 2003 and 2002 exceeded $100,000:

                                                SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION

                                                             Other
                                                             Annual      Restricted     Options      LTIP
   Name & Principal                Salary        Bonus       Compen-       Stock         SARs       Payouts      All Other
       Position           Year       ($)          ($)        sation ($)   Awards($)       (#)         ($)      Compensation
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------
Todd N. Tkachuk (1)       2004     78,000          0            0            -            -            -             -
  President, CEO, CFO     2003     78,000          0            0            -            -            -             -
  and Secretary           2002     78,000          0            0            -            720,000      -             -

(1) Mr. Tkachuk does not have an employment agreement with our company. He serves in his capacity as President, Chief Financial Officer and Secretary pursuant to his election to those positions by the Board of Directors.

Option/SAR Grants in Last Fiscal Year

         During the fiscal year ended March 31, 2004, Mr. Tkachuk was not granted options to purchase shares of common stock. No options were exercised by Mr. Tkachuk during the fiscal year ended March 31, 2004.

         Directors and Committee Members did not receive, and were not eligible for, compensation from us during the fiscal year ending March 31, 2004.

Equity compensation plan information

         As of March 31, 2004:

                                    Number of securities to   Weighted average
                                    be issued upon exercise   exercise price of      Number of securities
                                    of outstanding options,   outstanding options,   remaining available
Plan Category                       warrants and rights       warrants and rights    for future issuance
---------------------------------   -----------------------   --------------------   --------------------
Equity compensation plans
approved by stockholders                  70,000                  $0.80                     -0-

Equity compensation plans not
approved by stockholders                8,527,370                 $0.45                     -0-

Total                                   8,597,370                 $0.45                 358,500

         Our two stock option plans were adopted with the approval of the stockholders. Our equity securities which have been authorized for issuance without the approval of stockholders are pursuant only to individual compensation arrangements. These arrangements are comprised of consulting agreements, broker warrants and other warrants in connection with private offerings of the our securities, and various non-plan option agreements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have engaged the services of Marathon Global, an Arkansas corporation, to represent us in selling our 100% organic coffee to the mass-market retail sector. Mr. Phillips, our former Chairman, controls and is an officer of Marathon Global. The agreement expired December 31, 2004.

         During the year ended March 31, 2002, we purchased $43,934 of equipment from Grounds For Enjoyment, Inc., a company owned by Mr. Cliff Young, a former officer and director of our company. In addition, during the year ended March 31, 2002, we purchased $128,762 of coffee and related products from Grounds For Enjoyment, Inc.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of May 5, 2005

      o by each person who is known by us to beneficially own more than 5% of our common stock;
      o     by each of our officers and directors; and
      o     by all of our officers and directors as a group.


NAME AND ADDRESS                                   NUMBER OF       PERCENTAGE OF
OF OWNER                       TITLE OF CLASS    SHARES OWNED(1)      CLASS(2)
--------------------------------------------------------------------------------
Todd N. Tkachuk                 Common Stock       1,361,269           3.3%
660 Commerce Drive, Ste B
Roseville, California  95678

Barry Gibbons                   Common Stock       1,465,000           3.5%
660 Commerce Drive, Ste B
Roseville, California  95678

Roman Kujath                    Common Stock         613,297           1.5%
660 Commerce Drive, Ste B
Roseville, California  95678

David Lyman                     Common Stock         149,480           0.4%
660 Commerce Drive, Ste B
Roseville, California  95678

All Officers and Directors      Common Stock       3,589,046           8.4%
As a Group (4 persons)

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 5, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based on 41,670,421 shares of common stock outstanding as of May 5, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of reports furnished to us and certain written representations, during the fiscal year ended March 31, 2004 and prior fiscal year ended March 31, 2003, all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-ten-percent beneficial owners were complied with in so far that there were no late reports, all transactions were reported on a timely basis and there were no known failures to file a required form.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

         We are authorized to issue up to 125,000,000 shares of Common Stock, par value $.001. As of May 5, 2005, there were 41,670,421 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

         We have engaged Interwest Transfer Co., Inc., located in Salt Lake City, Utah, as independent transfer agent or registrar.

CONVERTIBLE SECURITIES

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on December 5, 2003 for the sale of (i) $250,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

         The investors provided us with an aggregate of $250,000 as follows:

      o $100,000 was disbursed to various of our secured debtholders on December 8, 2003;
      o     $100,000 was disbursed to us on December 8, 2003; and
      o $50,000 was disbursed on to various professionals on our behalf in January 2003.

         The debentures bear interest at 7 3/4%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount price multiplied by ten times the dollar amount, divided by the discount price. The discount price for the convertible debentures is the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 2,500,000 shares of common stock at an exercise price of $1.00 per share. In addition to the initial payment of $100,000 on December 8, 2003, the investor made payments to former debtholders in the aggregate amount of approximately $555,000. Such payments were applied toward the future exercise of the warrants held by the investor.

         La Jolla has contractually committed to convert not less than 5% and not more than 15% of the debentures on a monthly basis. In addition, La Jolla is obligated to exercise the warrant concurrently with the submission of a conversion notice. Upon conversion of the convertible debenture, the selling stockholder must concurrently exercise the warrant into shares of our common stock equal to ten times the dollar amount of the debenture being converted. Currently, the warrant is exercisable into 2,250,000 shares of common stock at an exercise price of $1.00 per share.

         The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 35% discount to the market. For example, if the selling stockholder converts $10,000 of the debenture on May 5, 2005, we are required to issue 16,823,077 shares assuming a market price of $.01 and a conversion price of $.007. However, the selling stockholder is also required to convert the warrant into 100,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $110,000 that has been previously funded through the debenture or that will be funded upon exercise of the warrant and we are required to issue 16,823,077 shares of common stock.

         On April 27, 2005, we entered into an addendum to the convertible debenture and warrant whereby we agreed to the following:

      o the discount price was amended to be the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion;

      o the $30,000 advanced by La Jolla on February 8, 2005 was classified as a prepayment of future exercises of warrants;

      o La Jolla has agreed to advance our independent auditor the sum of $25,000 upon the effective date of this registration statement, which such funds represent a prepayment of future exercises of the warrants; and

      o we agreed to allow La Jolla for a period of 60 days to fund an additional $250,000 in debentures and related warrants in the event that our current debenture decreases below $50,000

         The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

         The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount price multiplied by ten times the dollar amount, divided by the discount price. The discount price for the convertible debentures is the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion. For example, assuming conversion of $225,000 of debentures on May 5, 2005, a conversion price of $0.007 per share, the number of shares issuable upon conversion would be:

($225,000 x 11) - ($.0007 x (10 x $225,000))  = 378,519,231

         The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of May 5, 2005 of $0.01.

                                          Number          % of
% Below    Price Per   With Discount     of Shares        Outstanding
Market        Share      at 35%          Issuable         Stock
------        -----      ------          --------         -----

25%          $.0075      $.0049         505,442,308       92.38%
50%          $.0050      $.0033         759,288,462       94.80%
75%          $.0025      $.0016        1,520,826,923      97.33%


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                                   PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if a such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------------------------------------------------------------------------------------------------------------
                                          Total
                      Total Shares of   Percentage                                                           Percentage
                       Common Stock     of Common     Shares of                                 Beneficial   of Common
                       Issuable Upon      Stock,     Common Stock   Beneficial  Percentage of   Ownership   Stock Owned
                       Conversion of     Assuming     Included in   Ownership   Common Stock    After the      After
        Name            Debentures         Full       Prospectus    Before the  Owned Before    Offering     Offering
                      and/or Warrants    Conversion       (1)       Offering*   Offering*        (4)           (4)
------------------------------------------------------------------------------------------------------------------------
La Jolla Cove             380,769,231(3)   90.14%       Up to       2,147,056      4.9%           --            --
  Investors,                                          71,000,000
  Inc.(2)                                              shares of
                                                     common stock

      * These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

      **    Less than one percent.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

 (1) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures, if the convertible debentures had actually been converted on May 6, 2005, the conversion price would have been $.007. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

(3) Includes 378,519,231 shares of common stock underlying our $225,000 convertible debenture and 2,250,000 shares of common stock underlying common stock purchase warrants issued to La Jolla Cove Investors, Inc.

(4) Assumes that all securities registered will be sold.

Terms of Convertible Debentures

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on December 5, 2003 for the sale of (i) $250,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

         The investors provided us with an aggregate of $250,000 as follows:

      o $100,000 was disbursed to various of our secured debtholders on December 8, 2003;
      o     $100,000 was disbursed to us on December 8, 2003; and
      o $50,000 was disbursed on to various professionals on our behalf in January 2003.

         The debentures bear interest at 7 3/4%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount price multiplied by ten times the dollar amount, divided by the discount price. The discount price for the convertible debentures is the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 2,500,000 shares of common stock at an exercise price of $1.00 per share. In addition to the initial payment of $100,000 on December 8, 2003, the investor made payments to former debtholders in the aggregate amount of approximately $555,000. Such payments were applied toward the future exercise of the warrants held by the investor.

         La Jolla has contractually committed to convert not less than 5% and not more than 15% of the debentures on a monthly basis. In addition, La Jolla is obligated to exercise the warrant concurrently with the submission of a conversion notice. Upon conversion of the convertible debenture, the selling stockholder must concurrently exercise the warrant into shares of our common stock equal to ten times the dollar amount of the debenture being converted. Currently, the warrant is exercisable into 2,250,000 shares of common stock at an exercise price of $1.00 per share.

         The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 35% discount to the market. For example, if the selling stockholder converts $10,000 of the debenture on May 5, 2005, we are required to issue 16,823,077 shares assuming a market price of $.01 and a conversion price of $.007. However, the selling stockholder is also required to convert the warrant into 100,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $110,000 that has been previously funded through the debenture or that will be funded upon exercise of the warrant and we are required to issue 16,823,077 shares of common stock.

         On April 27, 2005, we entered into an addendum to the convertible debenture and warrant whereby we agreed to the following:

      o     the discount price was amended to be the lesser of (i) $0.25 or (ii)

            65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion;

      o the $30,000 advanced by La Jolla on February 8, 2005 was classified as a prepayment of future exercises of warrants;

      o La Jolla has agreed to advance our independent auditor the sum of $25,000 upon the effective date of this registration statement, which such funds represent a prepayment of future exercises of the warrants; and

      o we agreed to allow La Jolla for a period of 60 days to fund an additional $250,000 in debentures and related warrants in the event that our current debenture decreases below $50,000

      The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

      The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount price multiplied by ten times the dollar amount, divided by the discount price. The discount price for the convertible debentures is the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion. For example, assuming conversion of $225,000 of debentures on May 5, 2005, a conversion price of $0.007 per share, the number of shares issuable upon conversion would be:

($225,000 x 11) - ($.0007 x (10 x $225,000))  = 378,519,231

      The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of May 5, 2005 of $0.01.

                                               Number             % of
% Below     Price Per       With Discount     of Shares       Outstanding
Market         Share          at 35%          Issuable           Stock
------         -----          ------          --------           -----

25%           $.0075          $.0049         505,442,308         92.38%
50%           $.0050          $.0033         759,288,462         94.80%
75%           $.0025          $.0016        1,520,826,923        97.33%

                                  LEGAL MATTERS

         Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

         Nicholson & Olson, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at March 31, 2004 and 2003, and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the

Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Peabodys Coffee, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                              PEABODYS COFFEE, INC.

                              FINANCIAL STATEMENTS


For the Nine Months Ended December 31, 2004 and December 31, 2003

         Balance Sheet                                               F-1
         Statement of Loss and Accumulated Deficit                   F-2
         Statement of Cash Flows                                     F-3
         Notes to Financial Statements                               F-4 to
                                                                     F-13

For the Years Ended March 30, 2004 and March 30, 2003

         Report of Independent Certified Public Accountants          F-12
         Balance Sheet                                               F-13
         Statement of Loss and Accumulated Deficit                   F-14
         Statement of Stockholders' Deficit                          F-15
         Statement of Cash Flows                                     F-16
         Notes to Financial Statements                               F-17 to
                                                                     F-32

                              PEABODYS COFFEE, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                                                           2004            2003
                                                       ------------    ------------
ASSETS
Current Assets
         Cash                                          $      1,600    $      3,110
         Accounts Receivable                                 15,717          56,094
         Inventories                                         42,570          65,862
         Prepaid Expenses                                     7,206           1,384
                                                       ------------    ------------
            Total Current Assets                             67,093         126,450

         Property and Equipment (Net)                        83,193         132,153
         Depositis and Other Assets                          72,195          94,706

                                                       ------------    ------------
         Total Assets                                  $    222,481    $    353,309
                                                       ============    ============


LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
         Cash Overdraft                                $     12,982    $     36,166
         Accounts Payable                                   303,453         338,770
         Accrued Expenses                                   343,595         260,331
         Short-Term Borrowings                              180,633         566,362
         Current Portion of Long-Term Debt                  103,979          82,891
         Secured Convertible Debentures                     225,776         250,000
         Bridge Note Financing                               35,000          35,000
         Current Portion of Deferred Revenue                  6,250          12,500
         Advances from Future Conversion of Warrants        508,760              --
                                                       ------------    ------------
            Total Current Liablilities                    1,720,428       1,582,020

Long-Term Liabilities
         Long-Term Debt (Net of Current Protion)              5,124          30,188
         Deferred Revenues (Net of Current Portion)              --           6,250

                                                       ------------    ------------
            Total Liabilities                             1,725,552       1,618,458

Stockholders' Deficit
         Common Stock
            Authorized - 50,000,000 Shares
            Issued and outstanding, 41,670,421 and
               35,711,358 @ $.001 Par Value                  41,671          35,711

         Additional Paid In Capital                       6,935,739       6,685,234
         Deferred Expenses                                       --         (23,335)
         Accumulated Deficit                             (8,480,481)     (7,962,759)

                                                       ------------    ------------
            Total Stockholders' Deficit                  (1,503,071)     (1,265,149)

                                                       ------------    ------------
         Total Liabilities & Stockholders' Deficit     $    222,481    $    353,309
                                                       ============    ============

                                               PEABODYS COFFEE, INC.
                                                STATEMENTS OF LOSS
                                            DECEMBER 31, 2004 AND 2003


                                                              FOR THE                        FOR THE
                                                          NINE MONTHS ENDED             THREE MONTHS ENDED

                                                        2004            2003            2004            2003
                                                    ------------    ------------    ------------    ------------
Sales                                                    748,266       1,377,390         192,254         368,180

Cost of Sales                                            353,552         637,026          95,896         189,429

                                                    ------------    ------------    ------------    ------------
            Gross Profit                                 394,714         740,364          96,358         178,751

Operating Expenses
       Employee Compensation and Benefits                394,382         720,679         126,010         196,347
       General and Administrative Expenses               190,106         244,603          48,682          56,479
       Occupancy                                          78,014         172,103          26,992          44,763
       Director and Professional Fees                    139,860         240,217          48,083          54,340
       Depreciation and Amortization                      16,476          68,522           5,444          25,312
       Gain/Loss on Disposal of Assets                    (4,476)             --             (77)             --
       Other Operating Expenses                               --              --              --              --
                                                    ------------    ------------    ------------    ------------
            Total Operating Expenses                     814,362       1,446,124         255,134         377,241

            Operating Loss                              (419,648)       (705,760)       (158,776)       (198,490)

       Other Income                                           --         (75,300)             --            (442)
       Financing Costs - Secured Convertible Debt             --              --              --              --
       Interest and Other Expenses                       (36,994)       (390,605)        (10,106)       (101,332)

            Net Loss Before Extraordinary Items         (456,642)     (1,171,665)       (168,882)       (300,264)

       Extraordinary Item                                     --           8,274              --              45
       Forgiveness of Debt                                46,300              --              --

                                                    ------------    ------------    ------------    ------------
Net Loss                                                (410,342)     (1,163,391)       (168,882)       (300,219)
                                                    ============    ============    ============    ============

Earnings Per Share
       Basic (Weighted Average)
           Net Loss Before Extraordinary Items            (0.011)         (0.030)         (0.004)         (0.010)
           Extraordinary Items                             0.001           0.000              --           0.000
                                                    ------------    ------------    ------------    ------------
           Net Loss Before Extraordinary Items            (0.010)         (0.030)         (0.004)         (0.010)

                              PEABODYS COFFEE, INC.
                             STATEMENTS OF CASH FLOW
                           DECEMBER 31, 2004 AND 2003

                                                                           2004              2003
                                                                      --------------    --------------
Cash Flows From Operating Activities
   Net Income                                                         $     (410,341)   $   (1,163,391)

   Adjustments to Reconcile Net Loss to Net Cash Applied
     To Operating Activities:
       Depreciation & Amortization                                            47,308            68,522
       Gain/Loss on Disposal of Assets                                        (3,800)           75,300
       Non-Cash Consulting Fees                                                   --            45,745
       Financing Costs - Secured Convertible Debenture                            --           336,805
      Debt Forgiveness                                                       (46,300)               --
      Recognition of Deferred Revnue                                          (9,375)               --

   Changes in Operating Assets and Liabilities:
       Accounts Receivable                                                    66,978            39,136
       Inventories                                                               211            (8,804)
       Prepaid Expenses                                                       13,448            40,179
       Deposits and Other Assets                                               8,314             7,410
       Cash Overdraft                                                             --            11,522
       Account Payable & Accrued Expenses                                    145,750            37,589
       Deferred Revenue                                                           --            18,750
                                                                      --------------    --------------
     Net Cash Provided By Operating Activities                              (187,806)         (491,237)

Cash Flows From Investing Activities
   Proceeds from Sale of Assets                                               15,000            54,000
   Additions to Property and Equipment                                            --           (19,879)
   Additions to Trade Name Costs                                              (2,158)          (17,985)
   Changes in Valuation of Goodwill                                               --                --
                                                                      --------------    --------------
     Net Cash Provided By Financing Activities                                12,843            16,136

Cash Flows from Financing Activities
   Proceeds from Sale of Common Stock                                             --           100,000
   Proceeds from Issuance of Notes Payable                                        --                --
   Proceeds from Issuance of Secured Convertible Debentures                       --           500,000
   Conversion of Secured Debentures to Common Stock                               --                --
   Principal Reductions of Debt                                              (10,809)         (127,905)
   Proceeds on Advances on Future Conversion of Warrants                     194,000                --
   Serivces for Common Stock                                                      --                --
                                                                      --------------    --------------
     Net Cash Provided By Financing Activities                               183,191           472,095

Net Increase in Cash                                                           8,228            (3,006)
Cash At March 31st                                                           (19,610)           (5,406)
                                                                      --------------    --------------
Cash At December 31st                                                 $      (11,382)           (8,412)
                                                                      ==============    ==============


Other Significant Non-Cash Transactions
         Direct Payment to Note Holder from Convertible Debt Holder          250,000                --
         Conversion of Warrant to Common Stock                               132,240                --
         Conversion of Convertible Debt to Common Stock                       13,224                --
         Conversion of Accounts Payable to Property and Equipment              9,710                --

                                    NICHOLSON
                                     & OLSON
                          CERTIFIED PUBLIC ACCOUNTANTS
                          729 Sunrise Avenue, Suite 303
                           Roseville, California 95661
                                 (916) 786-7997

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Peabodys Coffee, Inc.

We have audited the accompanying balance sheets of Peabodys Coffee, Inc. (a Nevada corporation) as of March 31, 2004 and 2003, and the related statements of loss, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peabodys Coffee, Inc. as of March 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net deficit in both working capital and stockholders' equity, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Nicholson & Olson
Certified Public Accountants
Roseville, California
July 6, 2004

                              PEABODYS COFFEE, INC.
                                 Balance Sheets
                             March 31, 2004 and 2003

                                                          2004            2003
                                                      ------------    ------------
ASSETS

Current Assets
   Cash                                               $      2,100    $      6,116
   Accounts Receivable                                      82,695          16,958
   Inventories                                              42,781          74,667
   Prepaid Expenses                                         20,655          48,454
                                                      ------------    ------------
        Total Current Assets                               148,231         146,195

   Property and Equipment (Net)                            100,260         270,963
   Goodwill (Net)                                               --          36,839
   Deposits and Other Assets                                79,252          89,565
                                                      ------------    ------------
        Total Assets                                  $    327,743    $    543,562
                                                      ============    ============


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
   Cash Overdraft                                           21,710          24,644
   Accounts Payable                                        279,018         361,017
   Accrued Expenses                                        295,690         343,509
   Short-term Borrowings                                   430,882          69,000
   Current Portion of Long-Term Debt                        87,318          46,477
   Secured Convertible Debentures                          239,000         500,000
   Bridge Note Financing                                    35,000          35,000
   Current Portion of Deferred Revenues                     12,500              --
   Advances for Future Conversion of Warrants              170,000              --
                                                      ------------    ------------
        Total Current Liabilities                        1,571,118       1,379,647

Long-Term Liabilities
   Deferred Revenues (Net of Current Portion)                3,125              --
   Long-Term Debt (Net of Current Portion)                  22,526          35,922
                                                      ------------    ------------
        Total Liabilities                                1,596,769       1,415,569

Stockholders' Deficit
   Common Stock Authorized - 50,000,000 Shares
     issued and outstanding, 37,506,605
     and 21,861,124 $.001 Par Value                         37,507          21,861

   Additional Paid in Capital                            6,794,439       5,968,831
   Deferred Expenses                                       (30,832)        (63,331)
   Accumulated Deficit                                  (8,070,140)     (6,799,368)
                                                      ------------    ------------
        Total Stockholders' Deficit                     (1,269,026)       (872,007)

                                                      ------------    ------------
        Total Liabilities and Stockholders' Deficit   $    327,743    $    543,562
                                                      ============    ============

See accompanying notes to financial statements

                              PEABODYS COFFEE, INC.
                               Statements of Loss
                       Years Ended March 31, 2004 and 2003

                                                      2004            2003
                                                  ------------    ------------
Sales                                             $  1,775,518    $  2,543,286

Cost of Sales                                          827,399       1,049,071
                                                  ------------    ------------
          Gross Profit                                 948,119       1,494,215

Operating Expenses
   Employee Compensation and Benefits                  882,710       1,387,544
   General and Administrative Expenses                 319,276         367,353
   Occupancy                                           208,243         298,819
   Director and Professional Fees                      303,940         392,016
   Depreciation and Amortization                        51,755         164,349
   Loss on Disposal of Assets                           90,057          16,353
   Other Operating Expenses                            181,124              --
                                                  ------------    ------------
          Total Operating Expenses                   2,037,105       2,626,434

                                                  ------------    ------------
          Operating Loss                            (1,088,986)     (1,132,219)

Other Income                                                --             242
Legal Expense - Former Director                             --        (153,253)
Financing Costs - Secured Convertible Debenture       (120,681)       (500,000)
Interest and Other Expenses                            (69,379)        (67,080)
                                                  ------------    ------------
   Net Loss Before Extraordinary Item               (1,279,046)     (1,852,310)

Extraordianry Item                                       8,274         138,619
                                                  ------------    ------------
   Net Loss                                       $ (1,270,772)   $ (1,713,691)
                                                  ============    ============


Basic and Diluted Earnings Per Share:
   Net Loss Before Extraordinary Item                    (0.04)          (0.09)
   Extraordinary Item                                     0.00            0.01
                                                  ------------    ------------
      Net Loss                                           (0.04)          (0.08)
                                                  ============    ============



See accompanying notes to financial statements

                                               PEABODYS COFFEE, INC.
                                        Statement of Stockholder's Deficit
                                        Years Ended March 31, 2004 and 2003


                             Commom Stock                                                                            Total
                             ------------                       Additional       Deferred        Accumulated     Stockholders'
                                 Shares           Amount      Paid In Capital    Expenses          Deficit          Deficit
                             -------------    -------------    -------------   -------------    -------------    -------------
Balance at March 31, 2002       19,048,524    $      19,049    $   4,946,129   $     (64,466)   $  (5,085,677)   $    (184,965)

Conversion of Convertible
   Debt into Common Stock        1,501,781            1,501          298,855              --               --          300,356
Exercise of Warrants and
   Stock Options                   460,819              461           17,539              --               --           18,000
Stock Issued under
   Settlement Agreements                --               --               --              --               --               --
Sale of Common Stock               575,000              575          110,083              --               --          110,658
Stock Issued Under Service
   Agreements                      275,000              275           96,225           1,135               --           97,635
Stock Issued Under Asset
   Purchase Agreements                  --               --               --              --               --               --
Financing Costs - Secured
   Convertible Debt                     --               --          500,000              --               --          500,000

Net Loss                                                                                           (1,713,691)      (1,713,691)

                             -------------    -------------    -------------   -------------    -------------    -------------
Balance at March 31, 2003       21,861,124           21,861        5,968,831         (63,331)      (6,799,368)        (872,007)


Conversion of Convertible
   Debt into Common Stock       11,486,217           11,486          394,586              --               --          406,072
Exercise of Warrants and
   Stock Options                 1,384,264            1,384          152,366              --               --          153,750
Stock Issued under
   Settlement Agreements           500,000              500           29,501              --               --           30,001
Sale of Common Stock             2,000,000            2,000           98,000              --               --          100,000
Stock Issued Under Service
   Agreements                      275,000              275           30,475          32,499               --           63,249
Stock Issued Under Asset
   Purchase Agreements                  --               --               --              --               --               --
Financing Costs - Secured
   Convertible Debt                     --               --          120,681              --               --          120,681
Prepaid Warrants                        --               --               --              --               --               --

Net Loss                                --               --               --              --       (1,270,772)      (1,270,772)

                             -------------    -------------    -------------   -------------    -------------    -------------
Balance at March 31, 2004       37,506,605    $      37,506    $   6,794,440   $     (30,832)   $  (8,070,140)   $  (1,269,026)
                             =============    =============    =============   =============    =============    =============



See accompanying notes to financial statements

                              PEABODYS COFFEE, INC.
                             Statement of Cash Flow
                       Years Ended March 31, 2004 and 2003

                                                                  2004            2003
                                                              ------------    ------------
Cash Flows From Operating Activities
   NET INCOME                                                 $ (1,270,772)   $ (1,713,691)

   ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH APPLIED
     TO OPERATING ACTIVITIES:
       Depreciation & Amortization                                  51,181         164,349
       Debt Settlement and Forgiveness of debt                     181,124        (138,619)
       Gain/Loss on Disposal of Assets                              83,085          16,353
       Non-Cash Consulting Fees                                     63,249          56,500
       Slotting Fee Expense                                         41,375          49,375
       Financing Costs - Secured Convertible Debenture             120,681         500,000

   CHANGES IN OPERATING ASSETS AND LIABILITIES:
       Accounts Receivable                                         (65,737)        (79,128)
       Inventories                                                  31,886         (11,429)
       Prepaid Expenses                                            (13,574)         33,539
       Deposits and Other Assets                                    17,360           3,714
       Cash Overdraft                                               (2,934)        (23,851)
       Account Payable                                              45,068         194,368
       Accrued Expenses                                                461          65,498
       Deferred Revenue                                             15,625              --
                                                              ------------    ------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                    (701,922)       (883,022)

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds on Sale and Disposal of Assets                          94,400          57,379
   Additions to Property and Equipment                              (8,989)        (86,011)
   Brand Development Costs                                         (19,185)        (27,070)
                                                              ------------    ------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                      66,226         (55,702)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net Proceeds from Sale of Common Stock                          100,000         128,658
   Issuance of Common Stock from Conversion of Warrants             43,750              --
   Proceeds from Issuance of Secured Convertible Debentures        500,000         500,000
   Proceeds from Advances for Future Conversion of Warrants        280,000              --
   Proceeds from Issuance of Notes Payable                              --         389,000
   Principal Reductions of Short-term Borrowings                  (292,070)        (80,125)
                                                              ------------    ------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                     631,680         937,533

NET DECREASE IN CASH                                                (4,016)         (1,191)
CASH AT BEGINNING OF YEAR                                            6,116           7,307
                                                              ------------    ------------
CASH AT END OF YEAR                                                  2,100           6,116
                                                              ============    ============



See accompanying notes to financial statements

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

The notes to the financial statements include a summary of significant accounting policies and other notes considered essential to fully disclose and fairly present the transactions and financial position of the company as follows:

Note 1 - Significant Accounting Policies

Note 2 - Related Party Transactions

Note 3 - Going Concern

Note 4 - Inventories

Note 5 - Property and Equipment, and Intangible Assets

Note 6 - Accounts Payable

Note 7 - Accrued Expenses

Note 8 - Short-Term Borrowings

Note 9 - Secured Convertible Debentures

Note 10 - Lease Obligations

Note 11 - Long-Term Debt

Note 12 - Bridge Note Financing

Note 13 - Income Taxes

Note 14 - Stock Options and Warrants

Note 15 - Earnings Per Common Share

Note 16 - Supplemental Disclosures to Statement of Cash Flows

Note 17 - Forgiveness of Debt

Note 18 - Risks and Uncertainties

Note 19 - Concentrations

Note 20 - Commitments and Contingencies

Note 21 - Subsequent Events

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Peabodys Coffee, Inc. (the "Company") is a retailer and marketer of certified organic specialty coffee beverages and packaged coffees. The Company owns and operates retail espresso coffee bar kiosks in a variety of institutional locations throughout California. The Company has also established wholesale operations to enter the mass retail markets through the sale of packaged whole bean coffees in supermarkets, specialty food stores and other mass retail venues under its Black Rhino Coffee(TM) brand.

Estimates and Assumptions
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Cash and Cash Equivalents
The Company consists of highly liquid instruments with an original or remaining maturity of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk
The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk for cash and cash equivalents.

Allowance for Doubtful Accounts
The company provides an allowance for accounts receivable it believes it may not collect in full. It evaluates collectibility of its accounts based on a combination of factors. In circumstances where it is aware of a specific customer's inability to meet its financial obligations such as bankruptcy, it records a specific reserve. For all other customers, the Company recognized reserves for bad debts based on current and historical collection experience. Accounts receivable are considered delinquent based on contractual terms. The company does not charge interest on delinquent accounts.

Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment
Property and equipment are recorded at cost. Depreciation and amortization are primarily accounted for on the straight-line method over the estimated useful lives of the assets, generally ranging from five to seven years. The amortization of site improvements is based on the shorter of the lease term or the life of the improvement.

The estimated lives used in determining depreciation and amortization are:



Buildings                                         10 Years
Equipment                                        5-7 Years
Leasehold Improvements                             7 Years
Furniture and Fixtures                           5-7 Years

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Advances for Future Conversion of Warrants As part of the 2003 Debenture agreement (see Footnote 9, Secured Convertible Debenture), an investor remits funds in the amount of $50,000 monthly, which is 50,000 warrants at $1.00 per warrant, increasing the liability. When the investor converts all or a portion of the outstanding convertible debenture, they are obligated to exercise an equal amount of warrants at an exercise price of $1.00 per share and therefore relieving the liability.

Revenue Recognition
Revenue from retail operations is recognized upon deposit of cash and/or credit card settlements. Revenue from wholesale sales is recognized when shipped.

Shipping and Handling
Freight in and freight out for wholesale production and sales is recorded as a cost of goods sold. Shipping and handling for our retail sites is captured in general and administrative expenses.

Stock Options
At March 31, 2004 the Company has one stock-based employee compensation plans. The company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect of net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                       March 31, 2004             March 31, 2003
                                                                       --------------             --------------
Net Income, as reported                                                 $ (1,270,772)              $ (1,713,691)
Deduct:  Total stock-based employee compensation expense
determined under fair value based method for all awards                       (1,803)                   (51,272)

Pro Forma Net Income                                                      (1,272,575)                 (1,764963)

Earnings Per Share:
   Basic and diluted net income per share - as reported                        (0.04)                     (0.09)
   Basic and diluted net income per share - pro forma                          (0.04)                     (0.06)

Weighted average fair value of options granted to employees during the year     0.00                       0.35

Accounting for Long-Lived Assets
Long-lived assets are recorded at the lower of amortized cost or fair value. As part of an ongoing review of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest they may be impaired. If this review indicates that the carrying value of these assets may not be

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

recoverable, as determined by a non-discounted cash flow analysis over the remaining useful life, the carrying value would be reduced to its estimated fair value. During the year ending March 31, 2004 we wrote off $40,930 of Goodwill and $4,091 of corresponding Accumulated Amortization. The write-off was due to the sale of one of our kiosk sites that There has been no impairment recognized in these financial statements.

Intangibles
Goodwill represents the excess of acquisition costs over the fair value of assets acquired. It is the Company's policy that goodwill and certain intangible assets with indeterminable lives be evaluated based on the ongoing profitability of the assets in order to determine if any impairment of the net value has occurred.

Non-compete agreements and other intangible assets with determinable lives, if any, are amortized on a straight-line basis over the term of the agreement or estimated useful life.

Income Taxes
The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability method of computing deferred income taxes. Deferred income tax assets and liabilities result from the future tax consequences associated with temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not, that all, or some portion, of such deferred tax assets will not be realized.

Stock Transaction Costs
Transaction costs related to the sale of common shares are recorded as a reduction to capital raised by the Company.

Compensated Absences
Employees of the Company are entitled to paid vacation depending on job classification, length of service and other factors. The liability for such paid vacation time has been accrued in the accompanying financial statements.

Fair Value of Financial Instruments
The carrying value of cash and cash equivalents approximates fair value because of the short-term maturity of those instruments. The carrying value of long-term debt approximates fair value.

Deferred Expenses
Deferred expenses represent the deferred portion of the fair value of stock issued to a consultant for services that are being expensed over the respective lives of the contracts. The current amortization charge to operations is related to the Company receiving services in connection with the underlying agreements. The Company will continue to evaluate the recoverability of the unamortized portion of the deferred consulting expense in subsequent periods.

Fair Value of Financial Instruments
The carrying amounts of cash, cash equivalents, money market accounts, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of such instruments. The carrying amount of debt, debentures and bridge note approximate fair value because interest rates on these instruments approximate market interest rates.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Reclassifications
Certain amounts from the March 31, 2003 financial statements have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

SFAS 149

In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends SFAS No. 133to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The standard is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on our financial position or results of operations.

SFAS 150

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 specifies that instruments within its scope embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. SFAS 150 did not have any impact on our financial position or results of operations.

Interpretation No. 46

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("Interpretation 46") which was then revised in December 2003. Interpretation 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The recognition and measurement provisions of Interpretation 46 are effective for newly created variable interest entities formed after January 31, 2003, and for existing variable interest entities, on the first interim or annual reporting period beginning after March 31, 2004. The adoption of FIN 46 did not impact our financial position or results of operations.

SOP 03-3

In October 2003, the AICPA issued SOP 03-3 Accounting for Loans or Certain Debt Securities Acquired in a Transfer. SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Partnership will be unable to collect all contractually required payments receivable. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. SOP 03-3 does not impact on our financial position or results of operations.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

EITF 00-21
Emerging Issue Task Force 00-21 ("EITF 00-21"), Accounting for Revenue Arrangements with Multiple Deliverables, issued during the fourth quarter of 2003, provides guidance on revenue recognition for revenues derived from a single contract that contains multiple products or services. EITF 00-21 also provides additional requirements to determine when these revenues may be recorded separately for accounting purposes. EITF 00-21 did not impact our financial statements.
SAB 104
In December 2003, the SEC issued Staff Accounting Bulletin No. 104 ("SAB 104"), Revenue Recognition, which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21. SAB 104 did not impact our financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS

At March 31, 2004 and 2003, amounts due to and due from related parties consisted of the following:



                                      2004         2003
                                   ----------   ----------
Receivables from related parties   $    1,460   $    1,158
                                   ==========   ==========

Payables to related parties        $   13,342   $   28,935
                                   ==========   ==========



Related parties provided management, sales representation, and other services to the Company on various business issues. Fees incurred for such services during the years ended March 31, 2004 and 2003 amounted to $11,359 and $65,492, respectively.

During the years ended March 31, 2004 and 2003, the following stock option and warrant transactions occurred with members of the Company's board of directors:



                                             2004           2003
                                         ------------   ------------
Options and warrants granted,
prices from $.05 to $.40 per share                 --        330,000

Options and warrants expired
price $1.00 per share                         127,429         70,000

Options and warrants exercised,
price $.05 per share                               --        240,000

Options and warrants held at year-end,
prices from $.05 to $1.00 per share         1,560,000      1,927,429

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. However, the Company has sustained operating losses since its inception and has deficits in both working capital and stockholders equity of $1,270,772 and $1,269,027, respectively, as of March 31, 2004.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon several factors. These factors include its ability to: generate sufficient cash flows to meet its obligations on a timely basis; obtain acceptance of payment terms for certain payables to key vendors; obtain additional financing or refinancing as may be required; aggressively control costs, and; achieve profitability and positive cash flows.

Management plans to address these challenges by focusing on the further development of the Black Rhino Coffee(TM) brand in the U.S. mass retail sector. Since introduction in May 2002 at the FMI supermarket convention, the brand has penetrated the shelves of approximately 500 supermarkets. The benefit of this channel of trade is that a small number of orders can significantly increase corporate revenues and earnings. The brand has experienced reorders from all of its retail distribution channels and management believes that further orders will continue, quite possibly on an accelerated basis.

Management believes that the introduction of Black Rhino ground coffee will increase revenue, allowing access to a broader consumer market and that new redesigned brand packaging will improve the in-store shelf impact. Management has also re-aligned upstream supply chain to meet operational requirements of the grocery and mass retail distribution channels and re-designed business processes to support those operational requirements.

Management believes that entry to this new market sector will eventually expose the Company to financing opportunities - such as project-based debt financing secured by purchase orders or accounts receivable. Management also believes that an orderly exit from full service retail will allow for the redeployment of capital to support the Company's strategic goal while reducing central overhead costs.

There is no assurance that management's plans will be successful or if successful, that they will result in the Company continuing as a going concern. Additionally, the sale of additional equity or other securities will result in dilution of the Company's stockholders.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 4 - INVENTORIES

At March 31, 2004 and 2003, inventories were comprised of the following:



                                                2004          2003
                                              --------      --------
Coffee                                           1,285      $ 27,515
Other merchandise held for sale                 11,485        20,477
Packaging and other supplies                    30,011        26,675
                                              --------      --------
                                              $ 42,781      $ 74,667
                                              ========      ========



NOTE 5 - PROPERTY AND EQUIPMENT, AND INTANGIBLE ASSETS

At March 31, 2004 and 2003, property and equipment were comprised of the following:



                                              2004            2003
                                          ------------    ------------
         Kiosk carts                      $     60,030    $    156,078
         Kiosk equipment                        57,250         148,850
         Equipment and furniture                49,964         165,436
         Signage                                25,119          61,507
         Site improvements                          --          73,929
         Assets not in service                  23,456         93 ,824
                                          ------------    ------------
                                               224,484         699,624
         Less: accumulated depreciation       (124,223)       (428,661)
                                          ------------    ------------
                                          $    100,261    $    270,963
                                          ============    ============

Included in other assets at March 31, 2004 and 2003, were intangible assets comprised of the following:

                                              2004            2003
                                          ------------    ------------
         Amortized assets:
         Non competition agreement        $     25,000    $     25,000
         Other identifiable intangibles         27,341          27,341
                                          ------------    ------------
                                                52,341          52,341
         Less: accumulated amortization        (39,800)        (39,800)
                                          ------------    ------------
                                          $     12,541    $     12,541
                                          ============    ============

         Unamortized assets:
         Trade name                       $     52,569    $     50,053
                                          ============    ============

The Company recognized depreciation and amortization expense for the years ended March 31, 2003 and 2002 as follows:

                            2004           2003
                        ------------   ------------
         Depreciation   $     48,285   $    151,293
         Amortization          3,470         13,056
                        ------------   ------------
                        $     51,755   $    164,349
                        ============   ============

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 6 - ACCOUNTS PAYABLE

At March 31, 2004 and 2003, approximately 65% and 40% of the balances in accounts payable, respectively, have been outstanding for more than 90 days.

NOTE 7 - ACCRUED EXPENSES

At March 31, 2004 and 2003, accrued expenses were comprised of the following:



                                      2004           2003
                                 ------------   ------------
         Accrued interest        $     61,562   $     49,937
         Accrued wages                 31,052         58,263
         Accrued payroll taxes        147,295        201,145
         Estimated use tax             40,189         32,008
         Other                         15,592          2,156
                                 ------------   ------------
                                 $    295,690   $    343,509
                                 ============   ============



The Company has accrued past due payroll tax obligations to the Internal Revenue Service and the State of California. As of March 31, 2004 and 2003, the total amounts past due were $138,727 and $181,312, respectively. The Company continues to work with the Internal Revenue Service and the State of California to resolve these issues. Subsequent to March 31, 2004, the Company has paid an additional $30,000 towards the past due obligations.

NOTE 8 - SHORT-TERM BORROWINGS

The Company periodically borrows funds to provide short-term working capital. These working capital loans are unsecured. As of March 31, 2004 and 2003, short-term borrowings were comprised of the following:



                                                     2004           2003
                                                 ------------   ------------
Unsecured short-term note, payable
to a shareholder, interest only
payable monthly at 8% per annum                  $     50,000   $     50,000

Unsecured, non-interest bearing
obligation, payable to a
shareholder, due on demand                             10,000         10,000

Unsecured, non-interest bearing obligation,
payable to the Company's former legal counsel,
due in monthly installments of $3,000 through
July 1, 2003                                               --          9,000

Unsecured, short-tem note, payable to
vendor, interest bearing at 8%,
through November 2004                                  51,317             --

Unsecured, short-term note, payable
to vendor, interest bearing at
7%, through February 2005                              15,235             --

Unsecured,  short-term  note,
in settlement  of  Convertible

Debenture, non-interest bearing,
payable due in monthly Installments
of $50,000, through October 5, 2004                   304,331             --
                                                 ------------   ------------

                                                 $    430,883   $     69,000
                                                 ============   ============

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 9 - SECURED CONVERTIBLE DEBENTURES

2002 DEBENTURES

In order to provide working capital and financing for the Company's operation and expansion, as of December 20, 2002, the Company entered into a securities purchase agreement and related agreements with three accredited investors (the "Purchasers") for the purchase of up to $750,000 of the Company's 10% Convertible Debentures. The debentures bear interest at a rate of 10% per annum, payable quarterly in common stock or cash at the option of the Purchasers. The debentures are to be sold in three separate tranches. The terms of the securities purchase agreement and related agreements restrict the Company's ability to issue stock without the Purchasers' approval, except to comply with existing contractual arrangements; specifically with investors holding bridge notes, notes payable, options and warrants.

The first tranche, in the amount of $250,000, was consummated December 20, 2002, and the convertible debentures relating to the first tranche are due December 20, 2003. The aggregate net proceeds of the December 2002 tranche, after payment of some related expenses, were approximately $201,000. The second tranche, in the amount of $250,000, was consummated January 23, 2003 and the convertible debentures relating to the second tranche are due January 23, 2004. The aggregate net proceeds of the January 2003 tranche were approximately $215,000. The third tranche, in the amount of $250,000 was consummated on May 20, 2003 and the convertible debentures relating to the third tranche are due May 20, 2004. The aggregate net proceeds of the third tranche were approximately $212,000.

On December 4, 2003, the Company entered into a Redemption Agreement with the three accredited investors. Pursuant to the Redemption Agreement, the Company has made an initial payment against the outstanding Secured Convertible Debentures issued to the three accredited investors and has agreed to further payments each month thereafter, until the debentures are redeemed in full. During such time as the Company has met its prepayment obligations, the accredited investors have agreed to refrain from converting their debentures into shares of the Company's common stock.

The debentures initially are convertible into shares of common stock at the lesser of $0.30 per share or 50% of the average of the three lowest intraday trading prices for a share of common stock during the twenty trading days immediately preceding conversion.

Pursuant to the Rules and Regulations of the Securities and Exchange Commission regarding beneficial conversion features, using the intrinsic value method, the Company allocated the total $250,000 for each tranche to the conversion feature resulting in a corresponding credit to additional paid in capital. The Company is recording as financing costs, the excess of the fair market value of the common stock at the debenture issuance date over the conversion price. For the nine months ended December 31, 2003, the financing cost amounted to a total of $500,000.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 9 - SECURED CONVERTIBLE DEBENTURES - CONTINUED

Upon the issuance of the December 2002 debentures, the Purchasers received five-year term warrants to purchase 625,000 shares of the Company's common stock at an initial exercise price of $0.25 per share. Upon the issuance of the January 2003 debentures, the Purchasers received five-year term warrants to purchase 625,000 shares of the Company's common stock at an initial exercise price of $0.25 per share. Subsequent to March 31, 2003, upon the issuance of the May 2003 debentures, the Purchasers received five-year term warrants to purchase 625,000 shares of the Company's common stock at an initial exercise price of $0.25 per share. The fair market value of the warrants were deemed immaterial as estimated on the grant date using the Black-Scholes option pricing method as required under SFAS 123.

2003 DEBENTURE

To obtain funding for our ongoing operations, to pay the 2002 debentures we entered into a Securities Purchase Agreement with an accredited investors in December 2003 for the sale of (i) $250,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. La Jolla Cove Investors provided us with an aggregate of $250,000 as follows:

o $100,000 was disbursed to the 2002 debenture holders on December 8, 2003; o $100,000 was disbursed to us on December 8, 2003; and
o $50,000 has been retained for services provided to our company by various professionals, which was disbursed upon effectiveness of our registration statement;

The debentures bear interest at 7 3/4%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the conversion price multiplied by ten times the dollar amount of the debenture. The conversion price for the convertible debenture is the lesser of (i) $0.25 or (ii) eighty percent of the of the average of the five lowest volume weighted average prices during the twenty (20) trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 2,500,000 shares of common stock at an exercise price of $1.00 per share. The investor agreed to make payments to our current debt holders in the amount of $50,000 per month until the debt holders are paid in full. Such payments shall be applied toward the future exercise of the warrants held by the investor.

La Jolla Cove Investors has contractually committed to convert not less than 5.0% and not more than 15.0% of the original face value of the debenture monthly beginning the month after the effective date of the Registration Statement covering the debenture. The 15% maximum is not applicable if the market price at the time of the conversion at anytime during the applicable month is higher than the market price at closing of the financing. La Jolla Cove Investors is required to exercise warrants concurrently with the exercise of a conversion notice under the debenture and is committed to exercise at least 5%, but not more than 15%, of the warrants per month. The 15% maximum is not applicable if the market price at the time of the conversion at anytime during the applicable month is higher than the market price at closing of the financing. In the event that La Jolla Investors breaches the minimum and maximum restrictions on the debenture and warrant, La Jolla will not be entitled to collect interest on the debenture for that month.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 9 - SECURED CONVERTIBLE DEBENTURES- CONTINUED

La Jolla has further contractually agreed to restrict its ability to convert the debenture or exercise their warrants and receive shares of our common stock such that the number of shares held by the Holder and its affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of our common stock.

In the event that the registration statement is not declared effective by the required deadline, La Jolla may demand repayment of the debenture at 125% of the face amount outstanding, plus all accrued and unpaid interest, in cash. If the repayment is accelerated, we are also obligated to issue to La Jolla 50,000 shares of common stock for each 30 day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid. If La Jolla does not elect to accelerate the debenture, we are required to immediately issue to La Jolla 50,000 shares of common stock for each 30 day period, or portion thereof, during which the face amount, including interest thereon, remains unpaid.

NOTE 10 - LEASE OBLIGATIONS

During the year ended March 31, 2004 we rented office space on a month-to-month basis, following a lease that expired on October 31, 2003. Rental expense under the agreement amounted to $36,773 and $34,823 for the years ending March 31, 2004 and 2003, respectively.

Future minimum rental payments under these operating leases are as follows:



Year ended March 31                                Amount
-------------------                              --------
         2005                                 $    46,485
         2006                                      37,980
         2007                                      38,930
         2008                                      33,114
         Thereafter                                     -
                                              -----------
                                                 $156,509



NOTE 11 - LONG-TERM DEBT

The outstanding balance of long-term debt at March 31, 2004 and 2003 is summarized as follows:



                                                            2004         2003
                                                          --------     --------
10% note, unsecured, payable in monthly installments
of $3,136.77 including interest, through June 30, 2005    $ 64,215     $ 69,340

10% notes, unsecured, payable in monthly installments
of $106 to $212 including interest, due
through June 30, 2007                                       11,391       13,059

10% note, unsecured, payable in monthly installments
of $509.68 including interest, through June 24, 2005        34,238            -

Less current portion                                       (22,526)     (35,922)
                                                        ----------    ---------
                                                        $   87,318    $  46,477
                                                        ==========    =========

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 11 - LONG-TERM DEBT - CONTINUED

Aggregate maturities of long-term debt over the next five years are as follows:



Year ended March 31                                          Amount
-------------------                                        --------
         2004                                            $   72,170
         2005                                                32,551
         2006                                                 3,468
         2007                                                 1,655
         2008                                                     -
                                                          ---------
                                                          $ 109,844
                                                          =========


NOTE 12 - BRIDGE NOTE FINANCING

In May 1996, the Company issued "units" consisting of secured convertible promissory notes and warrants to purchase the Company's common stock. As of March 31, 2004 and 2003, there were $35,000 of bridge notes outstanding. The notes are secured by all assets of the Company.

The Company is obligated to make quarterly interest payments on the principal balance outstanding at nine percent (9%) per annum and was obligated to repay the principal balance in full on December 31, 1998. As of March 31, 2004 and 2003, the Company has accrued $38,430 and $32,132 of interest payable on these notes, respectively. As of March 31, 2004, the Company has not received any notice of default relating to the notes.

NOTE 13 - INCOME TAXES

The Company has recorded a valuation allowance as an offset to the income tax benefits of its net operating losses for the years ended March 31, 2003 and 2002. This allowance is due to the uncertainty of realizing the necessary income to utilize the loss carry forwards.

In addition to future income consideration, there is additional uncertainty as to the ultimate availability of some or all of the net operating losses due to past and potential future ownership changes. Income tax laws can severely limit the availability of losses after a certain level of ownership changes. Due to the complexity of these rules coupled with ongoing losses the Company has not determined any potential limitation.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 13 - INCOME TAXES - CONTINUED

The Company's net operating loss carryovers and related expiration dates are as follows:



                   Expires                            Expires
     Federal      Tax Year            California     Tax Year
     -------      --------            ----------     --------
$    480,000          2008     $               -      Expired
   1,014,000          2009                     -      Expired
   1,034,000          2010                     -      Expired
     935,000          2017                     -      Expired
     635,000          2018               317,000         2003
     585,000          2019               322,000         2004
     350,000          2021               193,000         2006
   1,710,000          2022               942,000         2007
------------                         -----------
   1,383,000          2023               761,000         2008
------------                       -------------
 $ 8,126,000                         $ 2,631,000
 ===========                         ===========



The details of deferred tax assets and liabilities are as follows:



                                                2004         2003
                                             --------      --------
Deferred tax liabilities                   $        -    $        -
Deferred tax assets                         2,260,000     1,840,000
Valuation allowance                        (2,260,000)   (1,840,000)
                                           ----------    ----------
Net deferred tax asset                     $        -    $        -
                                           ==========    ==========



NOTE 14 - STOCK OPTIONS AND WARRANTS

The Company maintains stock option plans under which the Company may grant incentive stock options and non-qualified stock options to employees, consultants and non-employee directors.

Under the 1995 and 1999 Stock Option Plans, the Company can grant options to purchase common shares, up to an aggregate of 500,000 shares for each plan. The maximum term of the options is ten years. Options vest and expire according to the terms established at the grant date.

Under the 1995 Plan, options to purchase 70,000 shares of common stock, at an exercise price of $0.80 per share, were outstanding as of March 31, 2004 and 2003.

Under the 1999 Plan, options to purchase 0 (Zero) shares and 145,429 shares of common stock, at an exercise price ranging from $0.70 to $1.00 per share, were outstanding as of March 31, 2004 and 2003.

Non-plan options to purchase 3,475,000 and 3,637,000 shares of common stock, at an exercise price ranging from $0.05 to $2.00 per share, were outstanding as of March 31, 2004 and 2003, respectively,

The Company accounts for its stock-based awards using the intrinsic value method in accordance with APB Opinion 25 and related interpretations. Accordingly, no compensation expense has been recognized in the financial statements.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 14 - STOCK OPTIONS AND WARRANTS - CONTINUED

A summary of the stock option activity for the two years ended of March 31, 2004 follows:



                                           Number of   Weighted-Average
                                            Options     Exercise Price
                                          Outstanding     Per Share
                                         ------------  ----------------

Balance at March 31, 2002                 2,116,279           $ .432
Granted                                   1,175,000             .154
Exercised                                  (474,000)            .050
Canceled                                          -             .000
Forfeited                                  (110,000)            .050
                                         ----------          -------
Balance at March 31, 2002                 3,852,429           $ .314
                                          =========           ======
Exercisable at March 31, 2003             3,579,879           $ .321
                                          =========           ======

Granted                                           -           $ .000
Exercised                                  (160,000)            .050
Canceled                                          -             .000
Forfeited                                    (2,000)            .050
                                         ----------          -------
Balance at March 31, 2004                 3,545,000           $ .309
                                          =========           ======
Exercisable at March 31, 2004             3,545,000           $ .309
                                          =========           ======



The number of options outstanding, and the exercise prices as of March 31, 2003 and 2002 are as follows:



Exercise Price                               2004              2003
--------------                             --------          --------
  $ 0.05                                  1,600,000         1,562,000
  $ 0.15                                    250,000           250,000
  $ 0.20                                    545,000           545,000
  $ 0.25                                          -           200,000
  $ 0.35                                    200,000           200,000
  $ 0.40                                    380,000           380,000
  $ 0.50                                    200,000           200,000



NOTE 14 - STOCK OPTIONS AND WARRANTS (CONTINUED)



$ 0.70                                          -           127,429
$ 0.80                                     70,000            70,000
$ 1.00                                    100,000           118,000
$ 1.50                                    100,000           100,000
$ 2.00                                    100,000           100,000
                                        ---------         ---------
                                        3,545,000         3,852,429
                                        =========         =========



A summary of the warrant activity for the two years ended of March 31, 2004 follows:

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003


                                                                     Weighted-
                                                      Number of       Average
                                                      Warrants    Exercise Price
                                                     Outstanding     Per Share
                                                     -----------  --------------
         Balance at March 31, 2002                    1,359,907       $ .872
         Granted                                      1,919,000         .214
         Exercised                                            -         .000
         Canceled                                      (294,000)        .400
         Forfeited                                     (350,000)        .794
                                                     ----------       ------
         Outstanding and
          exercisable at March 31, 2003               2,634,907       $ .456
                                                      =========       ======

         Granted                                      4,000,000       $ .653
         Exercised                                   (1,285,000)        .125
         Canceled                                             -         .000
         Forfeited                                     (297,537)        .907
                                                      ---------       ------
         Outstanding and
          exercisable at March 31, 2004               5,052,370       $ .548
                                                     ==========       ======

The number of warrants outstanding, and the exercise prices as of March 31, 2004 and 2003 are as follows:

         Exercise Price                                2004          2003
         --------------                              --------      --------
           $ 0.0003                                         -       300,000
           $ 0.01                                     100,000       100,000
           $ 0.08                                   1,875,000             -
           $ 0.10                                     150,000       150,000
           $ 0.25                                     200,000     1,350,000
           $ 0.35                                     100,000             -
           $ 0.40                                      15,000        15,000
           $ 0.50                                     200,000       200,000
           $ 0.70                                           -        92,500
           $ 1.00                                   2,412,370       227,407
           $ 2.00                                           -       100,000
           $ 2.50                                           -       100,000
                                                   ----------     ---------
                                                    5,052,370     2,634,907
                                                    =========     =========



NOTE 15 - EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing net income by the average number of common shares and common stock equivalents outstanding during the year. The weighted average number of common shares outstanding during the years ended March 31, 2004 and 2003, were approximately 28,857,872 and 20,578,034, respectively.

Common stock equivalents are the net additional number of shares that would be issuable upon the exercise of the outstanding common stock options and warrants. For the years ended March 31, 2004 and 2003, fully diluted earnings per common share are equal to basic earnings per common share because the effect of potentially dilutive securities under the stock option plans and warrants are anti-dilutive and therefore not included.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 16 - SUPPLEMENTAL DISCLOSURES TO STATEMENT OF CASH FLOWS

Non-cash investing and financing transactions for the years ended March 31, 2004 and 2003 are as follows:



                                                          2004          2003
                                                        --------      --------
Issuance of Common Stock in Exchange for
Discharge of Obligations on Long-term Borrowings,
Trade Payables, and Other Liabilities                          -     $ 300,356

Issuance of common stock from conversion of
Convertible Debenture (Inclusive of Accrued
Interest)                                                406,073             -

Issuance of Common Stock from Exercise of Warrants       110,000             -

Issuance of Common Stock as Part of Settlement Costs      30,000             -

Issuance of Common Stock in Exchange for
Services Provided                                         30,750        96,500

Issuance of Note Payable in Exchange for Convertible
Debenture                                                403,207             -

Issuance of Note Payable in Exchange for Convertible
Debenture                                                151,124             -

Trade Payables and Accrued Expenses Forgiven                   -       138,619

Conversion of Trade Payables to Notes Payable            127,067        89,557

Credit Memos Issued to customers for Slotting Agreements   7,250        82,500

Write-Off of Fully Depreciated Assets                    133,462             -



NOTE 17 - FORGIVENESS OF DEBT

There was no forgiveness of debt for the year ending March 31, 2004. Forgiveness of debt was $138,619 for the year ending March 31, 2003. Significant transactions relating to forgiveness of debt are explained in the following paragraph.

During the year ended March 31, 2003, the Company's legal counsel agreed to forgive accrued legal fees totaling $75,059. These fees were accrued in the Company's litigation against a former executive. Another of the Company's legal counsel agreed to accept an option to purchase 250,000 shares of common stock, with an exercise price of $0.15 per share as full and final settlement for accrued legal fees totaling $24,665. These fees were accrued in the Company's regular course of business.

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

NOTE 18 - RISKS AND UNCERTAINTIES

The Company's success depends significantly upon the continued service of its President. Loss of the services of the President could have a material adverse effect on the Company's growth, revenues, and prospective business. The Company does not maintain key-man life insurance on the President.

NOTE 19 - CONCENTRATIONS

The Company purchases 100% of its coffee bean inventory from one supplier. The Company believes the supplier's current roasting capacity may not be sufficient to meet its needs for the foreseeable future. In the event such relationship terminates or the supplier's capacity is insufficient, the Company believes that numerous other suppliers can fulfill the Company's inventory requirements.

The Company's kiosks are located throughout California. The Company's four major clients represent 59% and 47% of its gross revenues, with the largest client in each year representing 18% and 13% for the years ended March 31, 2004and 2003, respectively.

As of March 31, 2004 and 2003, the Company's officers and directors own approximately 9.7% and 13%, respectively, of the outstanding shares of common stock. The Company's dividend policy, as well as

NOTE 19 - CONCENTRATIONS - CONTINUED

other major decisions such as wages, acquisitions and financing by the Company will be significantly influenced and controlled by such officers and directors.

NOTE 20 - COMMITMENTS AND CONTINGENCIES

On May 8, 2002, the Company initiated legal action against its former CEO, Clifford Brent Young, and others. The complaint alleged, among other things, that Mr. Young, in association with a former employee of the Company, had breached contractual duties, and/or committed torts, in connection with the purported cancellation of contracts between the Company and a client, and in connection with other acts of competition, disparagement, and conversion. On May 30, 2002, Mr. Young filed a petition for bankruptcy with the United States Bankruptcy Court, Central District of California, staying the action as to him. The ultimate ability of the Company to pursue relief against Mr. Young remains to be determined, and there can be no assurance that the Company will be successful in pursuing its claims in that forum. The Company has settled its claims against the former employee.

In the normal course of business, the Company has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these contingencies would not have a material adverse effect on the Company's results of operations or financial condition at March 31, 2004 and 2003.

NOTE 21 - SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

In March 2004 the following adjustments were made:

                              PEABODYS COFFEE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                             MARCH 31, 2004 AND 2003

Depreciation was overstated by $33,741 due to an incorrect recurring monthly entry. The correction was offset against Accumulated Depreciation.

Certain trade payables vendor entered into agreements to convert accounts in arrearage to notes payable. There were three vendors that converted past due accounts payable totaling $120,097.

Fully depreciated assets totaling $133,462 were written off against accumulated depreciation.

NOTE 22 - SEGMENT REPORTING

We have determined that we have two reportable segments: retail and wholesale. Retail segment represents sales through our California retail sites. Wholesale represents sales to supermarkets/distribution centers. The reportable segments are business units that sell our coffee products through distinct distribution channels as required by SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information".

The following segment information is prepared on the basis of management's review of financial information and it's decision-making process.



                                         Retail       Wholesale          Total
2004
Net Sales                             1,380,443         309,465      1,689,908
Cost of Goods Sold                      619,711         174,437        794,148
                                   ------------    ------------   ------------
    Gross Profit                        760,732         135,028        895,760

Employee Compensation & Benefits        612,654              --        612,654
General & Administrative                 71,744          46,173        117,917
Occupancy                               159,752              --        159,752
                                   ------------    ------------   ------------
   Total Operating Expenses             844,150          46,173        890,323

                                   ------------    ------------   ------------
   Total Operating Income/(Loss)        (83,418)         88,855          5,437
                                   ============    ============   ============

                                                                          2003
Net Sales                             2,252,268         106,862      2,359,130
Cost of Goods Sold                      897,109          70,090        967,199
                                   ------------    ------------   ------------
    Gross Profit                      1,355,159          36,772      1,391,931

Employee Compensation & Benefits        854,529              --        854,529
General & Administrative                 92,317          20,232        112,549
Occupancy                               247,496              --        247,496
                                   ------------    ------------   ------------
   Total Operating Expenses           1,194,342          20,232      1,214,574
                                   ------------    ------------   ------------

                                   ------------    ------------   ------------
   Total Operating Income/Loss          160,817          16,540        177,357

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                 $   200.09
Accounting fees and expenses          10,000.00*
Legal fees and expenses               35,000.00*
Miscellaneous                          5,000.00
                                    -----------
                        TOTAL        $50,200.09*
                                    ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         On January 8, 2002, the Company issued 100,000 shares of its common stock, at a price of $0.40 per share, as consideration for consulting services. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The entity receiving the shares was controlled by a sophisticated investor, and had access to the same information as would be included in a registration statement prepared by the Company.

         From January 25, 2002, continuing through March 31, 2002, the Company sold 37,500 shares of its common stock, at a value of $0.40 per share, in a private offering exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended. In connection with the offering, 25,000 shares of common stock were sold for cash at the price of $.40 per share and 12,500 shares of common stock were issued at a value of $.40 per share in connection the conversion of debt under a bridge note. The offering began on November 30, 2001 and was terminated with the sale on March 31, 2002. The sales were to both individuals and entities, all of which were accredited investors, and had access to the same information as would be included in a registration statement prepared by the Company.

         On January 1, 2002, the Company issued an option to one entity to purchase 200,000 shares of common stock that are exercisable at a price of $0.40 per share, which expires on January 2007. The shares of common stock vest over a period of 36 months. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The entity receiving the option was controlled by a sophisticated investor, and had access to the same information as would be included in a registration statement prepared by the Company.

         On March 18, 2002, in connection with a borrowing facility (the "Borrowing Facility") in which an entity has agreed to provide the Company with a borrowing facility of up to $300,000 in the form of a long term 10% promissory notes, the Company issued a warrant to purchase 40,000 shares of common stock the are exercisable at a price of $0.40 per share to an entity as partial consideration for the receipt of a long-term note payable. The warrant expires on March 18, 2007. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. As disclosed below, in September 2002, the debt and the warrants were cancelled in exchange for the issuance of shares of common stock of the Company.

         From April 2, 2002 through June 30, 2002, the Company issued warrants, exercisable at a price of $.40 per share, to purchase 244,000 shares of common stock pursuant to the Borrowing Facility. The warrants were issued as partial consideration for the receipt of a long-term note payable. The warrants expire five years from the date of issuance. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. As disclosed below, in September 2002, the debt and the warrants, except for $25,000 of convertible notes and 25,000 warrants, were cancelled in exchange for the issuance of shares of common stock of the Company.

         On April 3, 2002, the Company issued 120,000 shares to an individual upon the exercise of a stock option, which had been granted for services rendered as a director. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The exercise price was paid in cash. The individual to whom the shares were issued had a pre-existing relationship with us, was a sophisticated investor, and had access to the same information as would be included in a registration statement prepared by the Company.

         On April 15, 2002, the Company issued 200,000 shares to an individual as compensation for services as a director. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The individual to whom the shares were issued had a pre-existing relationship with our company, was a sophisticated investor, and had access to the same information as would be included in a registration statement prepared by the Company.

         On April 29, 2002, the Company issued 28,171 shares to an individual upon the exercise of an option, which had been granted for services rendered. The issuance was exempt from registration under Section 4(2) and Section 3(a)(11) of the Securities Act of 1933, as amended. The exercise was a "cashless" exercise under the terms of the warrant, with the exercise price being paid with shares of our stock at its then-current market value. The individual to whom the shares were issued had a pre-existing relationship with us, and had access to the same information as would be included in a registration statement prepared by the Company.

         On June 14, 2002, the Company issued 120,000 shares to an individual upon the exercise of a stock option, which had been granted for services rendered as a director. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The exercise price was paid in cash. The individual to whom the shares were issued had a pre-existing relationship with our company, was a sophisticated investor, and had access to the same information as would be included in a registration statement prepared by the Company.

         On July 1, 2002, the Company granted a non-statutory stock option for the purchase of 75,000 shares of our common stock to an entity for consulting services. The option has a term of 5 years, is fully vested, and has an exercise price of $0.20 per share. The option was granted under the exemption provided by
Section 4(2) of the Securities Act of 1933, as amended. The optionee was a sophisticated investor with a preexisting relationship with the Company and had access to the same information as would be included in a registration statement prepared by us.

         On July 29, 2002, the Company issued warrants, exercisable at a price of $.40 per share, to purchase 25,000 shares of common stock pursuant to the Borrowing Facility. The warrants were issued as partial consideration for the receipt of a long-term note payable. The warrants expire five years from the date of issuance. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. As disclosed below, in September 2002, the debt and the warrants were cancelled in exchange for the issuance of shares of common stock of the Company.

         On August 5, 2002, the Company granted a non-statutory stock option for the purchase of 250,000 shares of our common stock to a law firm as consideration for forgiveness of debt for past services rendered. The option has a term of 5 years, is fully vested, and has an exercise price of $0.15 per share. The option was granted under the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The optionee was a sophisticated investor with a preexisting relationship with us and had access to the same information as would be included in a registration statement prepared by the Company.

         From September 16, 2002, continuing through September 30, 2002, the Company sold 2,025,425 shares of common stock, at a price of $0.20 per share in a private offering exempt under Rule 506 of Regulation D promulgated under
Section 4(2) of the Securities Act of 1933, as amended. 575,000 of the shares issued in this offer were in exchange for cash. 1,450,425 of the shares issued in this offer were in exchange for debt forgiveness and cancellation of warrants to purchase 284,000 shares of common stock. The sales were to both individuals and entities, all of whom were accredited investors.

         On September 19, 2002, the Company granted a non-statutory stock option for the purchase of 150,000 shares of common stock to an entity for consulting services. The option has a term of 5 years, is fully vested, and has an exercise price of $0.20 per share. The option was granted under the exemption provided by
Section 4(2) of the Securities Act of 1933, as amended. The optionee was a sophisticated investor with a preexisting relationship with the Company and had access to the same information as would be included in a registration statement prepared by us.

         On September 30, 2002, the Company issued 25,000 shares of its common stock, at a price of $0.20 per share, as consideration for consulting services. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The entity receiving the shares had a pre-existing relationship with the Company, was a sophisticated investor, and had access to the same information as would be included in a registration statement prepared by the Company.

         On November 18, 2002, the Company issued a warrant to purchase 100,000 shares of common stock at an exercise price of $0.01 per share. The warrant was issued as additional consideration in conjunction with the receipt of a short term, non-interest bearing loan in the amount of $100,000, which is presently still owed. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

         To obtain funding for its ongoing operations, the Company entered into a Securities Purchase Agreement with the three accredited investors on December 20, 2002 for the sale of (i) $750,000 in convertible debentures and (ii) a warrants to buy 1,875,000 shares of our common stock.

         The accredited investors were obligated to provide the Company with the funds as follows:

      o     $250,000 was disbursed on December 20, 2002 ;

      o     $250,000 was disbursed on January 23, 2003; and

      o     $250,000 was disbursed upon effectiveness of the related prospectus.

         On October 22, 2003, in order to induce three accredited investors to exercise their warrants, we issued additional warrants to purchase an aggregate of 875,000 shares of common stock to three accredited investors in. The warrants are exercisable into 875,000 shares of common stock at a price of $.08 per share.

         In December 2003, the accredited investors and the Company entered into Settlement Agreement and Release whereby the parties agreed to the prepayment of the outstanding debentures, including principal and interest, according to a prepayment schedule. The Company was also required to issue the accredited investors 500,000 shares of common stock. The investors have been paid in full.

         On December 31, 2003, the Company converted an outstanding promissory note in the amount of $100,000 into 2,000,000 shares of common stock at the price of $.05 per share. Each of the note holders was an accredited investor. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

         From February 2003 until April 2003, the Company issued an aggregate of 75,000 shares of common stock to Cervelle Group LLC for consulting services. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

                  To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on December 5, 2003 for the sale of (i) $250,000 in convertible debentures and (ii) warrants to buy 2,500,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these convertible debentures and warrants.

         The investors provided us with an aggregate of $250,000 as follows:

      o $100,000 was disbursed to various of our secured debtholders on December 8, 2003;
      o     $100,000 was disbursed to us on December 8, 2003; and
      o $50,000 was disbursed on to various professionals on our behalf in January 2003.

         The debentures bear interest at 7 3/4%, mature two years from the date of issuance, and are convertible into our common stock, at the selling stockholder's option. The convertible debentures are convertible into the number of our shares of common stock equal to the principal amount of the debentures being converted multiplied by 11, less the product of the discount price multiplied by ten times the dollar amount, divided by the discount price. The discount price for the convertible debentures is the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion. Accordingly, there is in fact no limit on the number of shares into which the debenture may be converted. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 2,500,000 shares of common stock at an exercise price of $1.00 per share. In addition to the initial payment of $100,000 on December 8, 2003, the investor made payments to former debtholders in the aggregate amount of approximately $555,000. Such payments were applied toward the future exercise of the warrants held by the investor.

         La Jolla has contractually committed to convert not less than 5% and not more than 15% of the debentures on a monthly basis. In addition, La Jolla is obligated to exercise the warrant concurrently with the submission of a conversion notice. Upon conversion of the convertible debenture, the selling stockholder must concurrently exercise the warrant into shares of our common stock equal to ten times the dollar amount of the debenture being converted. Currently, the warrant is exercisable into 2,250,000 shares of common stock at an exercise price of $1.00 per share.

         The aggregate effect of the concurrent conversion of the debentures at the applicable conversion price and the exercise of the warrants at $1.00 per share will result in the issuance of shares of common stock to the selling stockholder at a 35% discount to the market. For example, if the selling stockholder converts $10,000 of the debenture on May 5, 2005, we are required to issue 16,823,077 shares assuming a market price of $.01 and a conversion price of $.007. However, the selling stockholder is also required to convert the warrant into 100,000 shares of common stock or ten times the dollar amount of the debenture being converted at $1.00 per share. The end result is that we will receive $110,000 that has been previously funded through the debenture or that will be funded upon exercise of the warrant and we are required to issue 16,823,077 shares of common stock.

         On April 27, 2005, we entered into an addendum to the convertible debenture and warrant whereby we agreed to the following:

      o the discount price was amended to be the lesser of (i) $0.25 or (ii) 65% of the of the average of the five lowest volume weighted average prices during the 30 trading days prior to the conversion;

      o the $30,000 advanced by La Jolla on February 8, 2005 was classified as a prepayment of future exercises of warrants;

      o La Jolla has agreed to advance our independent auditor the sum of $25,000 upon the effective date of this registration statement, which such funds represent a prepayment of future exercises of the warrants; and

      o we agreed to allow La Jolla for a period of 60 days to fund an additional $250,000 in debentures and related warrants in the event that our current debenture decreases below $50,000

The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

         * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Peabodys or executive officers of Peabodys, and transfer was restricted by Peabodys in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

ITEM 27. EXHIBITS.

      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Peabodys Coffee, Inc., a Nevada corporation.

Exhibit No.    Description

3.1(1)         Articles of Incorporation of Kimberley Mines, Inc.

3.2(1)         Certificate of Amendment of Articles of Incorporation (Mine-A-
               Max Corp.)

3.3(1) Certificate of Amendment of Articles of Incorporation (Peabodys Coffee, Inc.)

3.4(1)         Amended and Restated Bylaws of Peabodys Coffee, Inc.

3.5(4)         Amendment No. 1 to Bylaws

3.6(1)         Peabodys Coffee, Inc. 1995 Stock Option Plan

3.7(1)         Peabodys Coffee, Inc. 1999 Stock Option Plan

4.1(5) Common Stock Purchase Warrant with AJW Offshore, Ltd. dated December 20, 2002

4.2(5) Common Stock Purchase Warrant with AJW Partners, LLC dated December 20, 2002

4.3(5) Common Stock Purchase Warrant with AJW Qualified Partners, LLC dated December 20, 2002

4.4(5)         Convertible Debenture with AJW Offshore, Ltd. dated December 20,
               2002

4.5(5)         Convertible Debenture with AJW Partners, LLC dated December 20,
               2002

4.6(5) Convertible Debenture with AJW Qualified Partners, LLC dated December 20, 2002

4.7(6) Securities Purchase Agreement for the $750,000 financing entered on December 20, 2002.

4.8(5)         Security Agreement

4.9(5)         Intellectual Property Security Agreement

4.10(5)        Registration Rights Agreement

4.10(6) Common Stock Purchase Warrant with AJW Offshore, Ltd. dated January 23, 2003

4.11(6) Common Stock Purchase Warrant with AJW Partners, LLC dated January 23, 2003

4.13(6) Common Stock Purchase Warrant with AJW Qualified Partners, LLC dated January 23, 2003

4.14(6)        Convertible Debenture with AJW Offshore, Ltd. dated January 23,
               2003

4.15(6)        Convertible Debenture with AJW Partners, LLC dated January 23,
               2003

4.16(6) Convertible Debenture with AJW Qualified Partners, LLC dated January 23, 2003

4.17(7) Amendment No. 1 Securities Purchase Agreement for the $750,000 financing entered on December 20, 2002

4.18(7)        Amendment No. 1 to Common Stock Purchase Warrants

4.19(8) Settlement Agreement and Release dated December 4, 2003 entered by and between the Company and three accredited investors.

4.20(8) Securities Purchase Agreement dated December 2003 entered between the Company and La Jolla Cove Investors, Inc.

4.21(8) Convertible Debenture dated December 2003 issued to La Jolla Cove Investors, Inc.

4.22(8) Warrant to Purchase Common Stock dated December 2003 issued to La Jolla Cove Investors, Inc.

4.23(8) Registration Rights Agreement dated December 2003 entered between La Jolla Cove Investors, Inc. and the Company.

4.24(8) Addendum dated December 2003 entered between the Company and La Jolla Cove Investors, Inc.

4.25(8) Form of Warrant Entered with AJW Partners LLC, AJW Qualified Partners LLC and AJW Offshore Ltd. in October 2003

4.26(8) Form Warrant entered into AJW Partners LLC, AJW Qualified Partners LLC and AJW Offshore Ltd. in May 2003

4.27(8) Form Secured Convertible Debenture entered into AJW Partners LLC, AJW Qualified Partners LLC and AJW Offshore Ltd. in May 2003

4.28 Addendum dated April 27, 2005 entered between the Company and La Jolla Cove Investors, Inc.


5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith)

10.1(1)        Executive Services Agreement with Barry J. Gibbons

10.2(2)        Asset Purchase Agreement with Arrosto Coffee Company, LLC

10.3(3)        Amendment No. 1--Arrosto Asset Purchase Agreement

10.4(3)        Amendment No. 2--Arrosto Asset Purchase Agreement

10.5(4)        Manufacturers Representative Agreement.

10.6(8) Marketing Agreement entered January 4, 2004 by and between the Company and The Cervelle Group LLC

23.1           Consent of Nicholson & Olson (filed herewith).

23.3           Consent of legal counsel (see Exhibit 5.1).

(1) Incorporated by reference to the Company's Registration Statement on Form 10-SB, as amended, originally filed with the Commission under the Exchange Act on December 21, 1999.

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB, filed with the Commission on June 29, 2000.

(3) Incorporated by reference to the Company's Amended Quarterly Report for the Period Ending September 30, 2000, filed on Form 10-QSB/A with the Commission under the Exchange Act on February 1, 2001.

(4) Incorporated by reference to the Company's Amended Annual Report for the Year Ending March 31, 2002, filed on Form 10-KSB/A with the Commission under the Exchange Act on July 16, 2002.

(5) Incorporated by reference to the Company's Form SB-2 Registration Statement filed with the Commission on January 9, 2003.

(6) Incorporated by reference to the Company's Form SB-2 Registration Statement filed with the Commission on March 27, 2003.

(7) Incorporated by reference to the Company's Form SB-2 Registration Statement filed with the Commission on May 13, 2003.

(8) Incorporated by reference to the Company's Form SB-2 Registration Statement filed with the Commission on January 9, 2004.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Roseville, State of California, on May 6, 2005.

                              PEABODYS COFFEE, INC.



By: /s/ Todd N. Tkachuk
    -----------------------------------
    Todd N. Tkachuk, President, CFO and
    Secretary

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                         TITLE                                  DATE
/s/ Todd N. Tkachuk                      President, Chief Financial Officer,          May 6, 2005
--------------------------------            Secretary, Principal Executive Officer
    Todd N. Tkachuk                       and Principal Accounting Officer


/s/   Barry Gibbons                         Director                                  May 6, 2005
--------------------------------
    Barry Gibbons


/s/ Roman Kujath                           Director                                   May 6, 2005
--------------------------------
    Roman Kujath


/s/ David Lyman                            Director                                   May 6, 2005
--------------------------------
    David Lyman